UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

NORDSTROM, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 12, 2007

Dear Shareholder:

On behalf of the Board of Directors and all of us on the management team, we invite you to attend the 2007 Annual Meeting of Shareholders on Tuesday, May 22, 2007, at 11:00 a.m., Pacific Daylight Time, to be held in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1707.

In addition to the topics described in the Notice of Annual Meeting and Proxy Statement, we’ll share our progress and there will be an opportunity to ask questions of interest to you as a valued shareholder and customer.

Sincerely,

Blake W. Nordstrom

President

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, Washington

98101-1707

Notice of Annual Meeting of Shareholders

To the Shareholders of Nordstrom, Inc.:

The 2007 Annual Meeting of Shareholders of Nordstrom, Inc. will be held on Tuesday, May 22, 2007, at 11:00 a.m., Pacific Daylight Time, in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1707.

The meeting will be held for the following purposes:

1.  To elect nine Directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.  To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

3.  To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

The Board recommends that shareholders vote FOR proposals 1 and 2 as outlined in this proxy statement.

Holders of shares of Nordstrom Common Stock (“Common Stock”) of record at the close of business on March 14, 2007 are entitled to notice of, and to vote on, the matters that will be presented at the meeting. There were 257,674,983 shares of Common Stock issued and outstanding as of March 14, 2007.

Shareholders are invited to attend the 2007 Annual Meeting of Shareholders in person. Those who are hearing impaired or require other assistance should contact the Corporate Secretary’s office at 206-303-2541 so that we may provide the facilities you need to participate at the meeting.

A live webcast of the 2007 Annual Meeting of Shareholders will be provided from the Company’s Investor Relations website at www.nordstrom.com. Go to Investor Relations, then click the Webcast icon and follow the instructions given. Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2007 Annual Meeting of Shareholders.

The Company is concurrently mailing a copy of its 2006 Annual Report on Form 10-K to all shareholders of record as of March 14, 2007. The approximate date of mailing for this notice, proxy statement and proxy card is April 12, 2007.

YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to be present at the meeting, you are encouraged to vote.

By order of the Board of Directors,

Blake W. Nordstrom

President

Seattle, Washington

April 12, 2007

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

You are receiving these materials because you are a shareholder of Nordstrom, Inc. and are entitled to receive notice of the 2007 Annual Meeting of Shareholders and to vote on matters that will be presented at the meeting.

2.	What is the purpose of the Annual Meeting?

Our shareholders meet annually to elect directors and to make decisions about other matters that are presented at the meeting. In addition, management will report on the performance of the Company and respond to questions from shareholders.

3.	What is a proxy?

If you designate another person to vote your stock, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Blake W. Nordstrom, President of the Company, and Michael G. Koppel, an Executive Vice President and our Chief Financial Officer, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by shareholders at the Annual Meeting and other information regarding the governance of the Company.

5.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Nordstrom shares. These may include: accounts with our transfer agent, Mellon Investor Services LLC; accounts holding shares that you have purchased under the Company’s 401(k) Plan & Profit Sharing, stock option or employee stock purchase plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

6.	What is the record date and what does it mean?

The record date for the 2007 Annual Meeting of Shareholders is March 14, 2007. Owners of Common Stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

7.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is shares that represent a majority of the outstanding shares as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card, voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person.

8.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a registered or beneficial shareholder of the Company at the close of business on the record date of March 14, 2007.

9.	What is the difference between a registered shareholder and a beneficial shareholder?

Many Nordstrom shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Registered Shareholder: If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “shareholder of record” or a “registered shareholder”, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Shareholder: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the “beneficial shareholder” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

10.	How many votes am I entitled to per share?

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting.

11.	Who will count the vote?

Broadridge Financial Solutions, Inc., formerly ADP Investor Communication Services, was appointed by the Board of Directors to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com. Proxies and ballots that identify the votes of individual shareholders are kept confidential from the Company’s management and Directors. Only Broadridge, as the proxy solicitor, the proxy tabulator and the Inspector of Election, has access to the ballots, proxy forms and voting instructions. Broadridge will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

12.	How do I cast my vote?

Registered Shareholders: There are three ways you can cast your vote:

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complete and properly sign the proxy card and return it to Broadridge in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card to Broadridge before the meeting;

•	vote by telephone or on the Internet by following the instructions included on your proxy card; or

•	attend the meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial Shareholders: Your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. You may also vote in person at the Annual Meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

Shareholders holding shares invested in the Company’s 401(k) Plan & Profit Sharing: If you participate in the Company’s 401(k) Plan & Profit Sharing, the number of shares of Common Stock in your account as of the record date are reflected on your proxy card and may be voted as described above for “Registered Shareholders”.

Shareholders holding shares purchased through the Company’s Employee Stock Purchase Plan: If you hold Common Stock that you acquired through the Nordstrom, Inc. Employee Stock Purchase Plan, you are the beneficial owner of those shares and your shares may be voted as described above for “Beneficial Shareholders”.

13.	What is the voting requirement to approve each of the proposals?

Under Washington corporation law and the Company’s Articles of Incorporation and Bylaws, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Abstentions and broker non-votes (a broker non-vote is explained in the answer to Question 15) are not considered “votes cast”.

In the Election of Directors, the nine persons receiving the highest number of votes cast by the shares entitled to vote at the meeting will be elected. However, as described in more detail on page 17 under “Director Elections – Majority Voting Standard”, any incumbent Director nominee who receives more “withhold” than “for” votes must tender his or her resignation for consideration by the Corporate Governance and Nominating Committee and the Board. The Corporate Governance and Nominating Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. Our Board would then act on the tendered resignation and publicly disclose its decision within 90 days of certification of the election results.

All other proposals to be presented at the meeting will be adopted if the votes cast in favor of the respective action exceed the votes cast against it.

14.	Can I change my mind after I vote?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the meeting;

•	signing another proxy card with a later date and mailing it to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, prior to the meeting; or

•	attending the meeting in person and delivering your proxy or casting a ballot.

15.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered Shareholders: If you are a registered shareholder and do not return your voted proxy card or vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will not be voted.

Beneficial Shareholders: Your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. Brokerage firms and banks generally have the authority, under New York Stock Exchange (“NYSE”) rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the two proposals to be presented at the Annual Meeting of Shareholders, Proposal 1 – Election of Directors, and Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm, are considered routine matters. Any other matter which may be presented at the meeting (see “Other Matters”, page 8), is not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to those proposals, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

Shareholders with shares invested in the Company’s 401(k) Plan & Profit Sharing: If your vote of Common Stock held through the Company’s 401(k) Plan & Profit Sharing is not received by 2:00 p.m. Pacific Daylight Time on May 18, 2007, then the Company’s Retirement Committee will vote your shares in the same proportion as shares that have been voted in the 401(k) Plan & Profit Sharing.

16.	Will abstentions or broker non-votes affect the voting results?

If you abstain from voting on a proposal, or if a broker or bank indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to the proposal. Any abstention or broker non-vote (a broker non-vote is explained in the answer to Question 15) will have the effect of voting against a nominee in the election of Directors, but will have no effect on the remaining proposals to be considered at the meeting since this action does not represent votes cast by shareholders.

17.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q (Part II, Item 4) for the second quarter ending August 4, 2007 and online at www.nordstrom.com. Go to Investor Relations, then click Financial Reports, then click Proxy Statements & Other Reports.

18.	How does a shareholder propose actions for consideration at next year’s Annual Meeting of Shareholders?

For your proposal to be considered for inclusion in our proxy statement for next year’s Annual Meeting, we must receive your written proposal no later than December 13, 2007. You should be aware that your proposal must comply with Securities and Exchange Commission (“SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Similarly, in order for you to raise a proposal (including director nominations) from the floor during next year’s meeting, we must receive written notice of the proposal between January 23, 2008 and February 22, 2008, and it must contain information required by the Company’s Bylaws, as described in the Director Nominating Process on page 12 of this proxy statement.

Please mail your proposals to the attention of the Corporate Secretary, 1700 Seventh Avenue, Seattle, Washington 98101-1397.

19.	Can I receive future proxy materials online?

Yes. If you choose this option you will not receive paper copies of the proxy statement and annual report in the mail. Choosing this option will save the Company printing and mailing costs and may benefit the environment.

You may sign up to receive future proxy materials online at www.nordstrom.com. Go to Investor Relations, then click Proxy E-Delivery. If you are both a registered shareholder and a beneficial shareholder you must sign up for each category. Your choice to receive Internet distribution of your proxy materials will remain in effect until you revoke it by returning to the site and clicking the Change/Cancel Existing Enrollment link.

20.	Who will bear the costs of this proxy solicitation?

The Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial shareholders.

21.	What if I have additional questions that are not addressed here?

You may call Investor Relations at 206-303-3200, e-mail Investor Relations at invrelations@nordstrom.com, or call the Office of the Corporate Secretary at 206-303-2542.

Proposals To Be Voted Upon

Proposal 1 Election of Directors

The Board of Directors recommends a vote FOR each nominee.

Nine Directors will be elected at the 2007 Annual Meeting of Shareholders, each to hold office until the next Annual Meeting and until a successor has been duly elected and qualified. All of the nominees listed below are currently Directors of the Company. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the persons named as proxies (see Question 3 on page 2) may vote for a person to be selected by the Board of Directors.

Information related to the Director nominees as of March 14, 2007 is set forth below:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Phyllis J. Campbell Age 55	President and Chief Executive Officer of The Seattle Foundation, a community-based philanthropic organization. Former President of US Bank of Washington, a division of US Bancorp. Ms. Campbell is also a director of Puget Sound Energy, Inc. and Alaska Air Group, Inc.	2004

Enrique Hernandez, Jr. Age 51	President and Chief Executive Officer of Inter-Con Security Systems, Inc., a worldwide security and facility support services provider, and Co-Founder and Principal Partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences. Mr. Hernandez is also a director of McDonald’s Corporation, Wells Fargo & Company and Tribune Company.	1997

Jeanne P. Jackson Age 55	Founder and General Partner of MSP Capital, a consulting and investment firm. Former Chief Executive Officer of Walmart.com, an on-line retailer, former President and Chief Executive Officer of Banana Republic, a division of Gap, Inc., a retail clothing chain, and former President and Chief Executive Officer of Gap Inc. Direct, another division of Gap, Inc. Ms. Jackson is also a director of McDonald’s Corporation and Nike, Inc.	2002

Robert G. Miller Age 62	Chief Executive Officer of Albertson’s, LLC, a retail grocery chain, and Chairman of the Board of Rite Aid Corporation, a retail pharmacy chain. Former Chief Executive Officer of Rite Aid Corporation and former Vice Chairman and Chief Operating Officer of The Kroger Co., a grocery supermarket company. Mr. Miller is also a director of Harrah’s Entertainment, Inc.	2005

Blake W. Nordstrom Age 46 (a)	President of the Company. Mr. Nordstrom is also a director of the Federal Reserve Bank of San Francisco.	2005

Erik B. Nordstrom Age 43 (a)	Executive Vice President of the Company and President Stores.	2006

Peter E. Nordstrom Age 45 (a)	Executive Vice President of the Company and President Merchandising.	2006

Philip G. Satre Age 57	A private investor. Former Chairman of the Board and Chief Executive Officer of Harrah’s Entertainment, Inc., a provider of branded casino entertainment. Mr. Satre is also a director of Rite Aid Corporation, Sierra Pacific Resources and Tabcorp Holding Ltd. (Australia).	2006

Alison A. Winter Age 60	Founder of Braintree Holdings, LLC, a private investments and consulting services firm. Retired President and Chief Executive Officer, and member of the Management Committee, for Northeast Personal Financial Services with The Northern Trust Corporation, a provider of banking and trust services for individuals, institutions and corporations. Former President for Midwest Personal Financial Services with The Northern Trust Corporation and former President and Chief Executive Officer of the Northern Trust of California.	2001

(a)  Blake W. Nordstrom, Erik B. Nordstrom and Peter E. Nordstrom are brothers and the second cousins of James F. Nordstrom, Jr., an Executive Vice President of the Company.

Proposal 2 Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR this proposal

Consistent with the NYSE and SEC rules, the Company’s independent registered public accounting firm is selected by the Audit Committee of the Board of
Directors. The Board of Directors, acting upon the recommendation of the Audit
Committee, has appointed Deloitte & Touche LLP (“Deloitte”) to be the
Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008. Deloitte and its predecessors have served as the

Company’s independent registered public accounting firm for over thirty-five years, including the fiscal year ended February 3, 2007.

As a matter of good corporate practice to provide shareholders an avenue to express their views on this matter, the Board has determined to seek shareholder ratification of Deloitte’s appointment at this time. If the shareholders do not ratify the appointment of Deloitte, the Board will reconsider the appointment of the independent registered public accounting firm. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to questions.

Audit Fees. The following table summarizes Deloitte fees billed or expected to be billed in connection with services for the fiscal years ended February 3, 2007 and January 28, 2006:

Fiscal Year Ended:	February 3, 2007	% of Total Fees for Year	January 28, 2006	% of Total Fees for Year
Audit Fees (a)	$1,997,594	85%	$2,031,057	95%
Audit-Related Fees (b)	62,750	3%	67,016	3%
Tax Fees (c)	278,985	12%	40,823	2%
All Other Fees (d)	3,000	0%	3,000	0%
	$2,342,329	100%	$2,141,896	100%

(a) Audit fees primarily included services for (i) auditing the consolidated financial statements of the Company and the separate financial statements of two of the Company’s wholly owned subsidiaries, Nordstrom fsb and Façonnable SAS; (ii) reviewing the interim financial information of the Company included in its Form 10-Qs; (iii) auditing the Company’s internal control over financial reporting; (iv) attesting to management’s report on the effectiveness of internal control over financial reporting; (v) providing services that are customarily provided by the auditor in connection with statutory and regulatory filings or engagements. Substantially all of Deloitte’s work on these audits was performed by full time, regular employees and partners of Deloitte and its affiliates.

(b) Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

(c) Tax fees include analysis of (i) the income tax basis of our fixed assets and (ii) foreign income taxes.

(d) All other fees consist of an accounting research tool subscription fee.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the services performed by Deloitte for the fiscal years ended January 28, 2006 and February 3, 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy is regularly reviewed and updated. It describes the permitted audit, audit-related, tax, and other services that Deloitte may perform. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been assigned to the Chair of the Audit Committee. The Chair must update the Audit Committee at the next regularly scheduled meeting of any services that were pre-approved between meetings.

In addition, the Audit Committee requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the Deloitte relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Committee also reviews, at each of its regularly scheduled meetings:

•	a listing of approved services since its last review;

•	a report summarizing the year-to-date services provided by Deloitte, including fees paid for those services; and

•	a projection for the current fiscal year of estimated fees.

In addition, the policy prohibits the Company from engaging the independent registered public accountants for services billed on a contingent fee basis and from hiring current or former employees of the independent auditor who have not satisfied the statutory cooling-off period.

Other Matters	The Board of Directors knows of no other matters that will be presented at the 2007 Annual Meeting of Shareholders. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Director Independence	A Director is independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a director. Our

Board makes this determination in accordance with the standards set forth in our Corporate Governance Guidelines, which are consistent with the listing standards of the NYSE and SEC rules. The Board of Directors has affirmatively determined that the following Directors are independent within the meaning of SEC rules, the listing standards of the NYSE and the Company’s Corporate Governance Guidelines, and that none of these Directors have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company.)

Phyllis J. Campbell	Robert G. Miller
Enrique Hernandez, Jr.	Philip G. Satre
Jeanne P. Jackson	Alison A. Winter

Board Committees	The members of the Board of Directors as of the date of this proxy statement, and the Committees of the Board on which they serve, are indicated below. Our

Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee consist entirely of independent Directors. Committee Charters and current Committee membership are posted on our website at www.nordstrom.com. Go to Investor Relations, then Corporate Governance.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee	Finance Committee
Phyllis J. Campbell	X*				X
Enrique Hernandez, Jr.		X	X*	X*
Jeanne P. Jackson	X	X			X*
Robert G. Miller	X	X			X
Blake W. Nordstrom				X
Erik B. Nordstrom				X
Peter E. Nordstrom				X	X
Philip G. Satre	X		X		X
Alison A. Winter	X	X*	X

*	Committee Chair

Audit Committee. During the past fiscal year the Audit Committee held four regularly scheduled meetings and conducted six others via teleconference. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing and appraising the following:

•	the accounting, auditing and financial reporting processes of the Company;

•	the management of business and financial risk and the internal controls environment;

•	the Company’s compliance with legal and regulatory requirements;

•	the effectiveness and efficiency of operations;

•	the integrity of the Company’s financial statements;

•	reports resulting from the performance of audits by Deloitte and the internal auditors;

•	the qualifications, independence and performance of Deloitte;

•	the performance of the Company’s internal audit function;

•	complaints registered through the Company’s Whistleblower Hotline; and

•	the performance of the Company’s Disclosure Committee.

The Audit Committee meets regularly with the independent registered public accounting firm, management and the Divisional Vice President of Internal Audit to review accounting, auditing, enterprise risk management and financial reporting matters, and compliance with laws and regulations. The Audit Committee also meets privately and separately with the independent registered public accounting firm, the Chief Financial Officer and the Divisional Vice President of Internal Audit.

Each member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees. The Board of Directors has determined that all continuing Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise and the Board of Directors has determined that each of them qualifies as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

Compensation Committee. During the past fiscal year the Compensation Committee held four regularly scheduled meetings and conducted one other via teleconference. The Compensation Committee is responsible, subject to the approval of the Board of Directors when applicable, for the following:

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evaluating annually the Company’s goals and objectives relative to the Executive Management Group members’ performance in light of these goals and objectives. (The Executive Management Group includes the Named Executive Officers shown in the Summary Compensation Table on page 38 and other business unit presidents and Company executives over major organizational functions reporting to the President or other senior executives);

•	conducting annual performance reviews of the Company’s Executive Management Group members;

•	establishing guidelines for a compensation strategy for executives and measuring the performance of the Executive Management Group members against these guidelines;

•	reviewing and making recommendations to the Board of Directors regarding executives’ cash and equity-based compensation plans; and

•	reviewing and approving any benefit plans, retirement and deferred compensation or other perquisites offered to the Executive Management Group members.

Corporate Governance and Nominating Committee. During the past fiscal year the Corporate Governance and Nominating Committee held four regularly scheduled meetings. The Corporate Governance and Nominating Committee is responsible for:

•	reviewing and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees;

•	reviewing possible conflicts of interest of Board members and the Company’s executive officers;

•	developing and reviewing the Company’s Corporate Governance Guidelines;

•	reviewing and administering the Company’s Codes of Business Conduct and Ethics;

•	reviewing the Committee’s new Director orientation program and continuing Director education programs;

•	producing and providing to the Board an annual performance evaluation of the Board, its members and each committee of the Board;

•	establishing succession procedures in the case of an emergency or the retirement of the President; and

•	recommending to the Board of Directors the form and amount of Director compensation.

The Committee also is responsible for reviewing the overall performance of the President on an annual basis. The Committee recently completed that review and is supportive of the President’s leadership of the Company.

Executive Committee. The Executive Committee has all of the authority of the Board of Directors when the Board of Directors is not in session, except to the extent the Executive Committee’s authority is limited by the Committee’s charter, by Washington State law and by the Board of Directors’ resolution appointing the Executive Committee. The Executive Committee did not hold any meetings nor take any actions during the past fiscal year and historically has only exercised its authority to act on behalf of the Board of Directors in very limited circumstances.

Finance Committee. During the past fiscal year the Finance Committee held four regularly scheduled meetings. The Finance Committee is primarily responsible for:

•

assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters;

•	reviewing the Company’s tax policies, banking relationships and borrowing facilities and cash management; and

•	monitoring the rating assigned by rating agencies to the Company’s long-term debt.

Board Meetings	During the past fiscal year, the Board of Directors held five regularly scheduled meetings, one of which was devoted principally to Company strategy.

Committees of the Board of Directors held a total of 16 regularly scheduled meetings and 7 others via teleconference. Overall attendance at these meetings was approximately 96%. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during the year, except Jeanne P. Jackson, who attended 71% of those meetings. Ms. Jackson’s attendance this past year was impacted by her attendance at the 2006 Winter Olympics as a member of the Board of the United States Ski Association and president of the United States Ski Association Foundation Board of Trustees. Independent members of the Board met at each quarterly meeting of the Board in executive session without management present.

Attendance at the Annual Meeting of Shareholders	Although all members of the Board are expected to attend the Annual Meeting of Shareholders, the Company has not adopted a formal policy on Board member attendance. Each member of the Board has indicated their intent to attend the 2007 Annual Meeting of Shareholders. Shareholders are encouraged to direct any questions that they may have to the Directors or management at that time. All members of the Board attended the 2006 Annual Meeting of Shareholders, except then-retiring director Alfred E. Osborne, Jr., PhD.

Non-Executive Chairman of the Board and Presiding Director	Enrique Hernandez, Jr. served as the Company’s Lead Director from August 2000 until May 2006, when he was appointed Non-Executive Chairman of the Board. As Non-Executive Chairman of the Board, he plays an active role and devotes significant time and attention in advising the President and other members of the Executive Management Group on such matters as strategic direction, corporate governance and overall risk assessment. He also advises the President and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, and performs other duties that the Board of Directors may from time to time delegate to assist the Board of Directors in the fulfillment of its responsibilities.

Mr. Hernandez also serves as the Company’s “Presiding Director” within the meaning of listing standards of the NYSE. The primary responsibility of the Presiding Director is to lead regular executive sessions of the Board of Directors in which only independent Directors participate. Mr. Hernandez also serves as the Chair of the Corporate Governance and Nominating Committee and Chair of the Executive Committee.

Director Nominating Process	The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board of Directors the nominees to stand for election as directors at each Annual Meeting of Shareholders or, if applicable, at a special meeting of shareholders. The Committee and the Board will nominate for election or re-election as directors only candidates who, as a condition to being nominated, have tendered or agreed to tender, an irrevocable resignation in advance of the meeting for the election of directors that will be effective upon (i) the failure of the candidate to receive a majority vote at the next annual meeting at which he or she is nominated for election or re-election, and (ii) the Board’s acceptance of the tendered resignation. In nominating candidates, the Committee considers several factors, including but not limited to, judgment, skill, diversity, experience with businesses and other organizations, the candidate’s experience relative to the experience of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee has not established any minimum qualifications for Committee-recommended nominees.

The Committee will consider the qualifications of director candidates put forth by shareholders. There are no differences in criteria used or the manner in which the Committee evaluates a nominee for director who is recommended by a shareholder. Director candidate recommendations by shareholders must be made by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chair of the Corporate Governance and Nominating Committee, in care of the Corporate Secretary of the Company, 1700 Seventh Avenue, Seattle, Washington 98101-1397. Please indicate on the envelope “Corporate Governance and Nominating Committee.”

As required by the Company’s Bylaws, the notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders called for the election of directors (between January 23, 2008 and February 22, 2008.) However, if the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date, or no annual meeting was held in the immediately preceding year, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the day on which the notice of the Annual Meeting date was mailed to shareholders.

The notice must provide the following information for each proposed nominee who is not an incumbent Director that the shareholder wishes to nominate:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the number of shares of Common Stock which are owned beneficially or of record by the person;

•

a statement whether the person, if elected, intends to tender, promptly following election or re-election to the Board of Directors, an irrevocable resignation effective when the person fails to receive the vote required for election under the Company’s Bylaws; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules.

The notice must also provide the following information about the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the number of shares of Common Stock which are owned beneficially or by record by the shareholder;

•

a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice; and

•

any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules.

The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No director candidates were recommended by our shareholders for election at the 2007 Annual Meeting of Shareholders.

Director Compensation	Employee Directors of the Company are not paid any fees for serving as members of the Board or any Board Committee. During the fiscal year ended February 3, 2007, Non-Employee Directors of the Company were paid the following for their services:

•	an annual award of Common Stock having a value of $75,000;

•	an annual cash retainer of $50,000;

•	the Audit Committee Chair and members were paid annual retainers of $15,000 and $10,000, respectively;

•	the Compensation Committee Chair and members were paid annual retainers of $12,500 and $10,000, respectively;

•	the Corporate Governance and Nominating Committee Chair and members were all paid annual retainers of $10,000; and

•	the Finance Committee Chair and members were all paid annual retainers of $10,000.

The Executive Committee Chair and members are not paid any fees for serving on the Executive Committee.

The Board of Directors believes that payment of a portion of Director fees in the form of Common Stock enhances the alignment of the interests of Directors with the interests of the Company’s shareholders, and that the Director Fees paid by the Company are competitive with other companies of similar size and performance. Beginning in May 2007, compensation paid to Non-Employee Directors of the Company will be adjusted by increasing the annual award of Common Stock from a value of $75,000 to a value of $100,000.

Non-Executive Chairman of the Board Compensation. Enrique Hernandez, Jr. has been the Company’s Non- Executive Chairman of the Board since May 2006 and was Lead Director from August 2000 to May 2006. As described above on page 11, Mr. Hernandez devotes significant time and attention in performing the duties required of the Non-Executive Chairman of the Board. For his continued services as Non-Executive Chairman of the Board, in addition to the amounts set forth above, Mr. Hernandez is annually awarded stock units having a value of $200,000 under the 2002 Nonemployee Director Stock Incentive Plan. Mr. Hernandez specifically requested that compensation for his position as Non-Executive Chairman of the Board be in the form of Common Stock so as to better align his interests with those of the Company’s shareholders.

Travel Reimbursement and Merchandise Discounts. Non-employee Directors are also reimbursed for reasonable travel expenses for attending Board and Board Committee meetings, and their spouses who wish to attend the Annual Meeting of Shareholders are reimbursed for reasonable travel expenses for attending such meeting. All Directors and their spouses and eligible children may participate in the Company’s merchandise discount program. The program provides a 20% discount for eligible non-management employees, and a 33% discount for all eligible management and selected non-management employees, eligible retirees, Directors and eligible retired Directors. The discount percentage for Directors and eligible retired Directors who must include the value of the discount in their taxable income was increased by 11% in the last fiscal year to help offset federal income taxes assessed on the value of this benefit.

Deferred Compensation Program. Directors may elect to defer all or a part of their Directors’ fees under the Company’s Directors Deferred Compensation Plan, which provides for the direction of contributions to any of 15 deemed investment alternatives. Directors may also defer all or a part of their annual stock awards. During the fiscal year ended February 3, 2007, Phyllis J. Campbell, Enrique Hernandez, Jr., Jeanne P. Jackson and Philip G. Satre all elected to defer 100% of their cash compensation and stock awards into the Directors Deferred Compensation Plan. Gains and losses are applied to both the cash deferrals and any earnings on the cash deferrals based on the Director’s fund selections. Gains and losses for stock deferrals and dividends paid on the stock deferrals and any earnings on the deferrals are based on the Company’s stock price.

Director Summary Compensation Table. During the fiscal year ended February 3, 2007, Non-Employee Directors of the Company received the following compensation for their services:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Phyllis J. Campbell (a)	85,009	74,991	0	—	—	15,804	175,804
Enrique Hernandez, Jr. (b)	80,032	274,968	0	—	—	32,903	387,903
Jeanne P. Jackson (c)	90,009	74,991	0	—	—	18,941	183,941
Robert G. Miller (d)	80,009	74,991	0	—	—	16,401	171,401
Philip G. Satre (e)	92,509	93,713	0	—	—	3,272	189,494
Alison A. Winter (f)	92,509	74,991	0	—	—	15,370	182,870

(a)	Ms. Campbell’s compensation includes:

•	Annual cash retainer: $50,000

•	Audit Committee Chair annual retainer: $15,000

•	Audit Committee Member annual retainer: $10,000

•	Finance Committee Member annual retainer: $10,000

•	Cash in lieu of fractional share: $9

•	Annual stock award in the amount of 2,163 shares having a fair value at the date of grant of $74,991

•

As of the fiscal year ended February 3, 2007, stock units and Common Stock awarded to Ms. Campbell for her services as a Director included an aggregate of 4,383 stock units in her deferred compensation account and an aggregate of 986 shares of Common Stock.

•	Merchandise discount: $11,853

•	Tax gross up on the value of merchandise discount: $3,951

(b)	Mr. Hernandez’ compensation includes:

•	Annual cash retainer: $50,000

•	Compensation Committee Member annual retainer: $10,000

•	Corporate Governance and Nominating Committee Chair annual retainer: $10,000

•	Corporate Governance and Nominating Committee Member annual retainer: $10,000

•	Cash in lieu of fractional shares: $32

•	Annual stock award in the amount of 2,163 shares having a fair value at the date of grant of $74,991

•	Annual Non-Executive Chairman of the Board stock award in the amount of 5,768 shares having a fair value at the date of grant of $199,977

•

As of the fiscal year ended February 3, 2007, stock units and Common Stock awarded to Mr. Hernandez for his services as a Director included an aggregate of 25,847 stock units in his deferred compensation account and an aggregate of 8,546 shares of Common Stock.

•	Mr. Hernandez holds an option to purchase 25,000 shares of Common Stock at an exercise price of $39.90 per share granted on March 31, 2004.

•	Merchandise discount: $24,677

•	Tax gross up on the value of merchandise discount: $8,226

(c)	Ms. Jackson’s compensation includes:

•	Annual cash retainer: $50,000

•	Audit Committee Member annual retainer: $10,000

•	Compensation Committee Member annual retainer: $10,000

•	Finance Committee Chair annual retainer: $10,000

•	Finance Committee Member annual retainer: $10,000

•	Cash in lieu of fractional share: $9

•	Annual stock award in the amount of 2,163 shares having a fair value at the date of grant of $74,991

•

As of the fiscal year ended February 3, 2007, stock units and Common Stock awarded to Ms. Jackson for her services as a Director included an aggregate of 2,179 deferred stock units in her deferred compensation account and an aggregate of 11,943 shares of Common Stock.

•	Merchandise discount: $14,206

•	Tax gross up on the value of merchandise discount: $4,735

(d)	Mr. Miller’s compensation includes:

•	Annual cash retainer: $50,000

•	Audit Committee Member annual retainer: $10,000

•	Compensation Committee Member annual retainer: $10,000

•	Finance Committee Member annual retainer: $10,000

•	Cash in lieu of fractional share: $9

•	Annual stock award in the amount of 2,163 shares having a fair value at the date of grant of $74,991

•	As of the fiscal year ended February 3, 2007, shares awarded to Mr. Miller for his services as a Director equaled an aggregate of 4,332 shares of Common Stock.

•	Merchandise discount: $12,301

•	Tax gross up on the value of merchandise discount: $4,100

(e)	Mr. Satre’s compensation includes:

•	Annual cash retainer: $50,000

•	Pro-rated annual cash retainer for the 2005 fiscal year paid upon his appointment to the Board of Directors on February 21, 2006: $12,500

•	Audit Committee Member annual retainer: $10,000

•	Corporate Governance and Nominating Committee Member annual retainer: $10,000

•	Finance Committee Member annual retainer: $10,000

•	Cash in lieu of fractional share: $9

•	Pro-rated annual stock award in the amount of 469 shares issued upon his appointment to the Board of Directors on February 21, 2006 having a fair value at the date of grant of $18,722

•	Annual stock award in the amount of 2,163 shares having a fair value at the date of grant of $74,991

•

As of the fiscal year ended February 3, 2007, stock units and Common Stock awarded to Mr. Satre for his services as a Director included an aggregate of 2,179 deferred stock units in his deferred compensation account and an aggregate of 469 shares of Common Stock.

•	Merchandise discount: $2,454

•	Tax gross up on the value of merchandise discount: $818

(f)	Ms. Winter’s compensation includes:

•	Annual cash retainer: $50,000

•	Audit Committee Member annual retainer: $10,000

•	Compensation Committee Chair annual retainer: $12,500

•	Compensation Committee Member annual retainer: $10,000

•	Corporate Governance and Nominating Committee Member annual retainer: $10,000

•	Cash in lieu of fractional share: $9

•	Annual stock award in the amount of 2,163 shares having a fair value at the date of grant of $74,991

•	As of the fiscal year ended February 3, 2007, shares awarded to Ms. Winter for her services as a Director equaled an aggregate of 17,122 shares of Common Stock.

•	Merchandise discount: $11,528

•	Tax gross up on the value of merchandise discount: $3,842

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended February 3, 2007, no member of the Compensation Committee was an employee, officer or former officer of the Company or any of its subsidiaries, and no executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communications with Directors

Shareholders and other interested parties may communicate with Directors by contacting the Office of the Corporate Secretary at (206) 303-2542 or by mail at 1700 Seventh Avenue, Seattle, Washington 98101-1397. The Corporate

Secretary will relay the question or message to the specific Director with whom the shareholder or interested party wishes to communicate. If no specific Director is requested, the Corporate Secretary will relay the question or message to the Non-Executive Chairman of the Board. Certain items that are unrelated to the duties and responsibilities of the Board, such as business solicitations, advertisements, junk mail and other mass mailings will not be relayed to Directors.

Additionally, the Audit Committee has established procedures to respond to possible concerns about ethics and accounting-related practices. To report your concerns please contact the Office of the Corporate Secretary at (206) 303-2542 or leave a message on the Company’s confidential Whistleblower Hotline by calling (866) 237-0842. Your concerns will be investigated and forwarded to the Chair of the Audit Committee.

Director Elections – Majority Voting Standard

During 2006, the Board and the Corporate Governance and Nominating Committee, which consists entirely of independent Directors, studied the manner in which our shareholders participate in the election of Directors. As a result of this review, the Company recently implemented a majority voting standard in uncontested director elections. Under current Washington law, the Company’s Directors are elected by a plurality of the votes cast. Pending Washington legislation (which may be adopted but not yet in effect at the date of our meeting) would permit a company to implement majority voting in its bylaws and our Board has put that bylaw change in place. For the director elections at our 2007 Annual Meeting of Shareholders, the Board instituted majority voting through a policy in our Corporate Governance Guidelines. Under that policy, an incumbent director up for re-election who receives more “withhold” than “for” votes is expected to tender his or her resignation for consideration by the Corporate Governance and Nominating Committee and the Board. The Corporate Governance and Nominating Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results.

Assuming the anticipated change in Washington corporate law takes effect under the pending legislation, the Company’s Bylaws will provide for majority voting in the election of directors on the following basis. In uncontested elections, the nominee would be elected to the Board if the votes cast “for” the nominee exceed the votes cast “against” the nominee. A nominee who fails to receive the required number of votes for election would tender his or her resignation for consideration in the same manner as described under our current policy contained in our Corporate Governance Guidelines. In contested elections, directors would continue to be elected by a plurality of the votes cast.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. We have also adopted a Directors’ Code of Business Conduct and Ethics that applies to all of our Directors. Any grant of a waiver from a provision of the codes requiring disclosure under applicable SEC rules, if any, will be disclosed on our website at www.nordstrom.com.

Website Access to Corporate Governance Documents	The charters for each of the standing committees of the Board of Directors, the Company’s Corporate Governance Guidelines, the Employee Code of Business Conduct and Ethics, and the Directors’ Code of Business Conduct and Ethics, as well as all Company filings made with the SEC, may be accessed through our website at www.nordstrom.com. Go to Investor Relations then Corporate

Governance. Additionally, these items are also available in print to any person upon request to:

Nordstrom, Inc. Investor Relations

P. O. Box 2737

Seattle, Washington 98111

(206) 303-3200

invrelations@nordstrom.com

Audit Committee Report	Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, reports to the Company’s Audit

Committee, and is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America. Deloitte and the Company’s internal auditors have full access to the Audit Committee. The auditors meet with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters.

The Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended February 3, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following:

•	its review of the Company’s audited consolidated financial statements;

•	its review of the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company;

•	its review of the Company’s Disclosure Committee practices and the certificates prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	its discussions with management regarding the critical accounting policies on which the financial statements are based, as well as its evaluation of alternative accounting treatments;

•	its receipt of management representations that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America;

•

its discussions with management and Deloitte regarding management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting;

•	its discussions with primary outside legal counsel regarding contingent liabilities; and

•

its receipt of the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and its discussions with Deloitte regarding their independence, the audited consolidated financial statements, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 89, (Audit Adjustments) and SAS No. 90 (Audit Committee Communications), and other matters, including Rule 2-07 of SEC Regulation S-X.

AUDIT COMMITTEE

Phyllis J. Campbell, Chair

Jeanne P. Jackson

Robert G. Miller

Philip G. Satre

Alison A. Winter

Executive Officers

The names and ages of the Company’s Executive Officers, and their positions, terms of office, family relationships and business experience are listed below. All information is as of March 14, 2007. The officers are appointed annually by the Board of Directors following each year’s Annual Meeting of Shareholders. Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Officer Since	Family Relationship
Laurie M. Black	47	Executive Vice President and General Merchandise Manager, Cosmetics Division	1997	None
Mark S. Brashear	45	Executive Vice President and President, Façonnable	2001	None
Peter F. Collins	42	Divisional Vice President, Corporate Controller and Principal Accounting Officer	2005	None
Paul F. Favaro	48	Executive Vice President, Strategy and Development	2005	None
Linda Toschi Finn	59	Executive Vice President, Marketing	1998	None
Kevin T. Knight	51	Executive Vice President; Chairman and Chief Executive Officer of Nordstrom fsb; and President, Nordstrom Credit, Inc.	1998	None
Michael G. Koppel	50	Executive Vice President and Chief Financial Officer	1999	None
Daniel F. Little	45	Executive Vice President and Chief Administrative Officer	2003	None
David Loretta	39	Treasurer and Divisional Vice President	2006	None
Scott A. Meden	44	Executive Vice President and President, Nordstrom Rack	2006	None
David L. Mackie	58	Corporate Secretary	1989	None
Jack H. Minuk	52	Executive Vice President and General Merchandise Manager, Shoe Division	1997	None
Margaret Myers	60	Executive Vice President and General Merchandise Manager, Accessories and Women’s Specialized Divisions	2005	None
Blake W. Nordstrom	46	President	1991	Brother of Erik B. and Peter E. Nordstrom and second cousin of James F. Nordstrom, Jr., all Executive Vice Presidents of the Company.
Erik B. Nordstrom	43	Executive Vice President and President, Stores	1995	Brother of Blake W. Nordstrom, President of the Company; brother of Peter E. Nordstrom and second cousin of James F. Nordstrom, Jr., each an Executive Vice President of the Company.
James F. Nordstrom, Jr.	34	Executive Vice President and President, Nordstrom Direct	2005	Second cousin of Blake W. Nordstrom, President of the Company, and second cousin of Erik B. and Peter E. Nordstrom, each an Executive Vice President of the Company.
Peter E. Nordstrom	45	Executive Vice President and President, Merchandising	1995	Brother of Blake W. Nordstrom, President of the Company; brother of Erik B. Nordstrom and second cousin of James F. Nordstrom, Jr., each an Executive Vice President of the Company.
James R. O’Neal	48	Executive Vice President and President, Nordstrom Product Group	1997	None
Loretta Soffe	40	Executive Vice President and General Merchandise Manager, Women’s Apparel Division	2005	None
Delena M. Sunday	46	Executive Vice President, Human Resources and Diversity Affairs	1998	None
David M. Witman	48	Executive Vice President, and General Merchandise Manager, Men’s and Kidswear Divisions	2005	None

•

Laurie M. Black was named Executive Vice President and General Merchandise Manager, Cosmetics Division, in February 2006. She previously served as Executive Vice President and President Nordstrom Rack from December 2001 to March 2006, as Vice President and Corporate Merchandise Manager from May 2000 to December 2001, and as Vice President and Northwest Divisional Merchandise Manager from 1999 to 2000. Ms. Black has been employed by the Company since 1978.

•	Mark S. Brashear was named Executive Vice President and President, Façonnable in December 2001. He previously served as Executive Vice President and Southwest General Manager from February 2001 to

December 2001, and as Divisional Vice President and Strategic Planning Manager of the Southwest Business Unit from 1999 to 2001. Mr. Brashear has been employed by the Company since 1985.

•

Peter F. Collins was appointed as the Company’s Principal Accounting Officer in February 2005 and has also served as the Company’s Divisional Vice President/Corporate Controller since he joined the Company in April 2004. From July 2002 to March 2004, Mr. Collins was employed at Albertson’s, Inc., most recently as a Group Vice President and Controller. Mr. Collins also served in various capacities within Arthur Andersen LLP from 1986 to July 2002, and was named a partner in 1998. Mr. Collins resigned from the Company effective March 23, 2007 to accept a position with another company.

•

Paul F. Favaro joined the Company as Executive Vice President, Strategy and Development, in February 2005. Prior to joining the Company he provided the Company and other clients with top management strategy and organization services from March 2003 to January 2005 through Agilis, Inc., a consulting firm he founded in 2003. In September 2003 Mr. Favaro became an adjunct professor of strategy and management at Northwestern University’s Kellogg School of Management. From 1987 through February 2003 he was a managing partner with Marakon Associates, an international strategy consulting firm. While a partner with Marakon Associates, Mr. Favaro provided consulting services to the Company from August 1997 through February 2003.

•

Linda Toschi Finn was named Executive Vice President, Marketing in September 2000. She previously served as Vice President and Marketing Director, Full-Line Store Group from 1999 to 2000 and as Vice President, Sales and Promotion from 1998 to 1999. Ms Finn has been employed by the Company since 1975.

•

Kevin T. Knight was named Executive Vice President of the Company in September 2000. He also serves as Chairman and Chief Executive Officer of Nordstrom fsb; President, Nordstrom Credit, Inc.; and, as of February 2000, President, Nordstrom Credit Group. He joined the Company in 1998 as Vice President and served in that capacity until September 2000.

•

Michael G. Koppel was named Executive Vice President and Chief Financial Officer in May 2001. From 1999 to 2001, he served as Vice President, Corporate Controller and Principal Accounting Officer. Mr. Koppel previously served as Chief Operating Officer of CML Group, a specialty retail holding company, and as Chief Financial Officer of Lids Corporation, a mall-based specialty retailer from 1997 through 1998.

•

Daniel F. Little was named Executive Vice President and Chief Administrative Officer in March 2003. From July 2002 until March 2003, he served as Vice President, Supply Chain Strategy. Mr. Little previously spent nine years working in various assignments with Colgate-Palmolive, most recently as Manufacturing General Manager for Personal Care Products in Europe.

•

David Loretta was named Treasurer in February 2006 and has served as Divisional Vice President since March 2005. From February 2002 until February 2006 he served as Director of Treasury. Mr. Loretta previously was employed by the Company’s “direct-to-customer” subsidiary, Nordstrom.com, as Controller from December 2000 to February 2002, and as Manager of Financial Planning and Analysis from January 2000 to December 2000.

•

David L. Mackie retired from the Company effective February 28, 2007, but continues to serve as Corporate Secretary until his successor is named. From December 2002 until February 2007 he served as Vice President, Real Estate and Corporate Secretary. He previously served as Vice President, Real Estate and Director of Legal Affairs from June 2001 to December 2002, and as Vice President, Real Estate from 1989 to May 2001. Mr. Mackie was employed by the Company from 1983 through February 2007.

•

Scott A. Meden was named Executive Vice President and President, Nordstrom Rack in February 2006. He previously served as Divisional Merchandise Manager from September 2002 to January 2006, as Director of Business Planning and Analysis from 2001 to September 2002, and as Financial Manager Shoes from 1999 to 2001. He has been employed by the Company since 1985.

•

Jack H. Minuk was named Executive Vice President and General Merchandise Manager, Shoe Division, in November 2005. He previously served as Vice President and Corporate Merchandise Manager from 1997 to November 2005. Mr. Minuk has been employed by the Company since 1981.

•

Margaret Myers was named Executive Vice President and General Merchandise Manager, Accessories and Women’s Specialized Divisions, in November 2005. She previously served as Vice President and Corporate Merchandise Manager from 2001 to November 2005, as Product Market Leader from 2000 to 2001, and as Divisional Merchandise Manager from 1998 to 2000. Ms. Myers has been employed by the Company since 1984.

•

Blake W. Nordstrom was named President of the Company in August 2000. He previously served as Executive Vice President and President Nordstrom Rack from February 2000 to August 2000, and as Co-President of the Company from 1995 to February 2000. Mr. Nordstrom is a great-grandson of the Company founder and has been employed by the Company since 1976.

•

Erik B. Nordstrom was named Executive Vice President and President, Stores in February 2006. From August 2000 to February 2006, he served as Executive Vice President, Full-Line Stores. He previously served as Executive Vice President and Northwest General Manager from February 2000 to August 2000, and as Co-President of the Company from 1995 to February 2000. Mr. Nordstrom is a great-grandson of the Company founder and has been employed by the Company since 1979.

•

James F. Nordstrom, Jr. was named Executive Vice President of the Company and President, Nordstrom Direct in February 2005. He previously served as Corporate Merchandise Manager, Children’s Shoes, from May 2002 to February 2005, and as a project manager for the design and implementation of the Company’s inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the Company founder and has been employed by the Company since 1986.

•

Peter E. Nordstrom was named Executive Vice President and President, Merchandising in February 2006. From September 2000 to February 2006, he served as Executive Vice President and President Full-Line Stores. He previously served as Executive Vice President and Director of Full-Line Store Merchandise Strategy from February 2000 to September 2000, and as Co-President of the Company from 1995 to 2000. Mr. Nordstrom is a great-grandson of the Company founder and has been employed by the Company since 1978.

•

James R. O’Neal was named Executive Vice President and President, Nordstrom Product Group in December 2001. He previously served as Executive Vice President and General Manager of the East Coast from August 2000 to December 2001, and as Executive Vice President and Southwest General Manager from 1997 to December 2001. Mr. O’Neal has been employed by the Company since 1980.

•

Loretta Soffe was named Executive Vice President and General Merchandise Manager, Women’s Apparel Division, in November 2005. She previously served as Vice President and Corporate Merchandise Manager from April 2001 to November 2005, as Corporate Merchandise Manager from January 2001 to April 2001, as Product Market Leader from 2000 to January 2001, and as National Buyer from 1999 to 2000. Ms. Soffe has been employed by the Company since 1987.

•

Delena M. Sunday was named Executive Vice President, Human Resources and Diversity Affairs in November 2002. She previously served as Executive Vice President, Diversity Affairs from 2000 to November 2002, and as Vice President, Diversity Affairs from 1998 to 2000. Ms. Sunday has been employed by the Company since 1980.

•

David M. Witman was named Executive Vice President and General Merchandise Manager, Menswear and Kidswear Divisions, in November 2005. He previously served as Divisional Vice President and Corporate Merchandise Manager from 2001 to November 2005, and as Divisional Vice President and Menswear Product Market Leader from 1999 to 2001. Mr. Witman has been employed by the Company since 1987.

Compensation of Executive Officers

Compensation Discussion and Analysis

Context and Roles

At Nordstrom, the fundamental objective for our compensation program at all levels of the Company is pay for performance. It starts on the sales floor where our people are rewarded when they sell merchandise to our customers and outstanding performers receive increased earnings. From there, leadership employees and others are rewarded for results when defined milestones are achieved and value is created for our shareholders. Finally, when the Company does well overall, we share profits with all employees to acknowledge the collective contribution toward our success. We believe it makes sense to shape our compensation program around this simple objective of pay for performance. It is a belief that is well understood and supported throughout our employee population and Board of Directors.

Within the Board, our Compensation Committee oversees the compensation program and pay for performance philosophy for the Executive Management Group. This group includes the Named Executive Officers and other business unit presidents and Company executives over major organizational functions reporting to the President or other senior executives. In fulfilling its responsibilities, the Committee also oversees certain compensation plans that apply to other employees throughout the organization. In this way, we work toward a common theme in motivating and rewarding our people.

A summary of the Committee’s role is provided on page 10 and a full description of the Committee Charter may be found on the Company website at www.nordstrom.com. To view the Charter, go to Investor Relations, then click on Corporate Governance and Compensation Committee.

Each quarterly Committee meeting has a particular focus. These topics follow an annual calendar established by the Committee Chair in partnership with management. Often, topics are raised in one meeting for analysis and discussion, then proposed for approval at the next meeting after all aspects and questions have been addressed.

Additional Committee discussion topics related to external or internal events are added to the agenda by the Committee Chair as they arise. Interim Committee meetings, also called by the Committee Chair, are held by teleconference to continue discussion on a particular subject between meetings or to receive updates on special topics. The annual Committee calendar is summarized in the following table.

Compensation Committee Calendar and Areas of Focus

Timing	February	May	August	November
Focus	Year End Closing & Preparation for New Year	People	Guiding Principles and Compensation Plans	Preparation for New Year

Topics

Performance-based bonus measure achievement and payout for prior fiscal year results; performance share unit vesting

Performance-based bonus measures and milestones, and executive compensation changes for new fiscal year

Annual equity grant

		Leadership development and succession planning	Guiding principles for compensation Executive compensation trends Mid-year status on performance against performance-based bonus measures Potential compensation plan changes for the next fiscal year	Executive compensation review and competitive analysis Preliminary executive compensation changes for the next fiscal year Compensation plan changes for the next fiscal year

Stock ownership, legislative, management and consultant updates

A consultant from the Semler Brossy Consulting Group, an external executive compensation consulting firm, is retained by, and reports directly to, the Committee. The consultant attends the Committee meetings and supports the Committee’s role by providing expertise on market practices and compensation program design. The consultant does not provide services to management other than those directed by the Committee.

Management also supports the Committee’s activity by providing analyses and recommendations. This collaboration helps ensure alignment with the compensation guiding principles outlined in the following section. Our President makes recommendations on the level and design of compensation elements for the Executive Management Group including the Named Executive Officers. Members of our management team from the Finance and Human Resources departments also attend and contribute to the Committee meetings as relevant to the Committee’s agenda.

Objectives of the Compensation Program

Our long-standing pay for performance approach to compensation applies to all employees including the Named Executive Officers. The Committee supports this philosophy and applies the same guiding principles in overseeing executive compensation, which are to:

•	motivate and reward our people to achieve meaningful results in support of our Company goals;

•	focus on individual and organizational achievements that are best for Nordstrom and our shareholders;

•	attract and keep the best talent through programs that consider, but are not driven by, market practices;

•	manage the cost of our programs while maintaining their value;

•	keep things simple to promote understanding and enable employees to make informed decisions; and

•	be attuned to regulatory compliance, trends and new ideas to support our programs and diverse workforce.

Each of these principles is important to the design and execution of executive compensation as defined in the following sections.

Elements of Compensation

Our compensation package for Named Executive Officers consists of six basic elements outlined in the following table. This package is based on our fundamental premise of pay for performance, but each element has its own purpose. Eligibility for individual plans or programs varies by employee group or role in the organization. Many of the plans in which the Named Executive Officers participate are also open to a broader leadership level group or the full employee population given certain eligibility requirements for service with the Company.

Compensation Elements for Named Executive Officers and Other Employees

Element	Purpose	Description	Eligibility
Base salary	Base-line compensation for achieving expectations	Fixed portion of pay	All employees
Performance-based bonus	Alignment with business strategy and operating performance	Annual cash award	Management employees and selected others
Long-term incentives	Opportunities for ownership and financial rewards to promote decision making that is consistent with the goals of the Company and shareholders	Stock options	Broad leadership level group
		Performance share units	Executive Management Group
		Stock	Highest performing sales people and specially recognized leaders
Broad-based benefits	Comprehensive health and financial protection programs to support the well being of our employees. Merchandise discount that creates brand loyalty and helps our employees become more knowledgeable about fashion trends and products	Contribution to medical, dental and vision coverage; life, accident and long-term care insurance; pre-tax health and dependent care spending accounts; adoption assistance; commuter support; employee referral, assistance and financial services; discounted stock purchase plan; paid holidays and time off; merchandise discount	All employees
Leadership benefits	Limited health and financial management benefits to recognize leadership level	Disability coverage and life/accident insurance; reimbursement for qualifying out-of-pocket medical expenses; reimbursement for financial planning; parking expense contribution; deferred compensation plan; separation benefits	Broad leadership level group
Retirement benefits	Contribution to retirement savings	401(k) match; profit sharing	All employees
	Reward for sustained and significant service to the Company	Contribution to retiree health coverage; supplemental executive retirement benefit	Selected leadership level employees

The President, EVP and President, Merchandising, and EVP and President, Stores have elected to forego certain leadership benefits including reimbursement for financial planning expenses, contribution to parking expenses and any potential separation benefits upon involuntary termination.

Mix of Compensation Elements

The Committee works with management to create the best mix of compensation elements and outcomes in delivering compensation to the Named Executive Officers and others. The primary focus of the mix is based on our pay for performance philosophy, guiding principles for compensation and three characteristics of each compensation element:

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Fixed vs. Variable Compensation: about two-thirds of the value of the targeted compensation package for Named Executive Officers is weighted toward performance and compensation that is earned when our executives or the Company are successful in ways that also support shareholder interests.

•

Short- vs. Long-Term Focus: compensation elements for the Named Executive Officers focus on different objectives in our strategic plan and create a balance between attention to immediate objectives and building on longer-range goals.

•	Cash vs. Non-Cash: the forms of payment to our Named Executive Officers vary by type of compensation and are intended to complement the overall compensation package.

The following table summarizes how each compensation element delivers on the characteristics outlined above. While we do not establish targeted ratios for each characteristic other than fixed versus variable compensation, we do monitor the balance between them on a periodic basis. Each compensation element is described in detail beginning on page 27.

Compensation Element	Fixed vs. Variable Compensation	Short- vs. Long-Term Focus	Delivered through Cash vs. Non-Cash
Base salary	Annual increases are based on an executive’s performance, but base salary in general is a fixed value	Short term	Cash
Performance-based bonus	Performance bonuses can vary widely from year to year based on individual and Company results against defined performance measures	Short term	Cash
Long-term incentives	Long-term incentive value from stock options and performance share units can vary widely based on Company performance	Long term	Non-cash (although cash may be elected for vested performance share units)
Broad-based benefits and	Benefits provide a fixed value that can increase based on usage, but not performance	Short term	Cash and non-cash
Leadership benefits
Retirement benefits	There is some variation in value based on Company performance (profit sharing) and individual performance (performance-based bonus component of the supplemental executive retirement benefit)	Long term	Cash

Over the past several years, we have worked with Hewitt Associates LLC (“Hewitt”), an external provider of human resources outsourcing and consulting services, to conduct an annual competitive analysis of executive compensation for the Committee that includes a comparison of the fixed and variable compensation mix. The results are compared to the broad retail peer group defined in the following Benchmarking section.

The competitive analysis has shown that the mix of targeted compensation elements for the Named Executive Officers, other than the President, is similar to that of our peer group. The mix of targeted compensation elements for the President is somewhat different than the peer group. The variable component is lower because the President’s target values for performance-based bonus and long-term incentives are significantly lower than competitive levels, at the President’s request. The Committee recognizes and accepts this difference in compensation mix for the President.

Competitiveness of the Executive Compensation Program

Benchmarking

Management provides the Committee with external market data as a reference point in reviewing the competitiveness of compensation elements and the overall executive compensation package for the Named Executive Officers and others. Comparisons are made to a broad retail peer group of companies which includes our direct competitors as follows:

Abercrombie & Fitch Co.	J.C. Penney Company Inc.	The Talbots Inc.
AnnTaylor Stores Corporation	Kohl’s Corporation	Target Corporation
Chico’s FAS Inc.	Limited Brands, Inc.	Tiffany & Company
Dillard’s Inc.	Neiman Marcus	Urban Outfitters Inc.
Federated Department Stores, Inc.	Saks Inc.
The Gap Inc.	Sears Holdings Corp.

The market data is collected from the retail peer companies through a survey conducted by Hewitt and is supplemented with information from proxy statements for those competitors who do not participate in the survey. Once collected, market data is size adjusted to reflect the current revenues for Nordstrom. From time to time, the Committee revisits the appropriateness of the broad retail peer group and our direct competitors based on scope measures, performance and pay practices.

Management periodically supplements the competitive executive compensation data collected by Hewitt with additional surveys on trends and practices on leadership benefits. We also review other sources of data on broad-based benefits that address the competitiveness at all employee levels, not just for the Named Executive Officers. The employers represented in these surveys vary, but consistently represent our primary competitors.

Market Position

Market data provides us with meaningful information about the value of individual compensation elements and the overall compensation package relative to other companies. However, we recognize that because many of the surveyed positions are single incumbent jobs, the external pay levels and compensation mix can vary substantially due to individual circumstances within an organization.

When the Committee considers changes to base salary for Named Executive Officers and others, in addition to reviewing market information, they also take into account the executive’s time in the position, pay history and the value contributed by that role and executive. Other considerations include the pay levels relative to other internal positions and the extent to which our position matches the roles in other companies contributing to the competitive analysis.

Committee decisions about where to set target opportunities for the Named Executive Officers’ annual performance-based bonus or values for long-term incentive grants are less focused on market data for individual roles than the determination of base salary. Rather, these decisions are made with greater consideration for a general competitiveness within the industry, fairness in the relative positioning with other roles within Nordstrom and a desire to make fewer distinctions in targets across the executive team. For that reason, annual performance-based bonus and long-term incentive grant targets are established by executive level rather than on an individual basis by executive.

The Committee works with management to articulate a desired competitive position for each compensation element by referring to a percentile ranking among the broad retail peer group. Consistent with our guiding principles, these percentiles, shown in the following table, are referenced as guideposts for the Committee’s thinking rather than strict policy for establishing compensation. The desired market position applies to Named Executive Officers and others in the Executive Management Group with the exception of the President. At his request, the President’s target compensation levels are intentionally below the 25th percentile of the broad retail peer group.

Our overall philosophy is to pay for performance and position targeted compensation at the 50th percentile of our broad retail peer group with opportunity for additional value when we achieve superior results. Based on our annual competitive analysis and ability to successfully attract and retain key talent, we believe the desired market position was achieved in 2006.

Element	Desired Market Position
Base salary	50th percentile
Performance-based bonus	50th percentile for target results 75th percentile for superior results
Long-term incentives	50th percentile for delivery at grant with opportunity for growth in value based on results
Broad-based benefits	50th percentile
Leadership benefits	50th percentile for those benefits provided
Retirement benefits	50th percentile for those benefits provided to executives; above market for those benefits provided to all employees

About Each Compensation Element

The following discussion provides more information about the individual compensation elements and decision making for the Named Executive Officers’ fiscal year 2006 compensation. Many of the decisions surrounding the compensation structure are defined during the design process. Therefore, by the time of payout for annual performance-based bonuses or grant of long-term incentives, for example, the Committee can, but is not required to, apply discretion based on the results of individual executives. In addition, significant design changes to a single compensation element typically create Committee discussion about the impact on the overall value and mix of the compensation package.

Base Salary

Each year, the Committee begins its review of base salary for the Named Executive Officers and others in the Executive Management Group by identifying pay levels for similar roles in other organizations. Our President contributes to the discussion by describing the expectations and resulting achievements of each executive throughout the fiscal year, and any other relevant factors described in the prior Market Position section (i.e., executive’s time in the position, pay history, pay equity with other internal positions and the extent to which our role matches other companies in the competitive analysis).

Our executives do not necessarily receive increases in base salary every year. When they do, the changes are effective April 1 of the new fiscal year following the Annual Performance Review, a process where management and employees at all levels of the Company meet to discuss expectations and results. Promotional increases for our executives take place when new roles are assumed.

Base Salary Decisions for Fiscal Year 2006

Pay decisions for fiscal year 2006 base salary for the Named Executive Officers are shown on the following table. The Committee supported the President’s request to maintain his base salary at the fiscal year 2005 level and focus instead on the potential value to be gained through the performance-based bonus and long-term incentives that pay solely on performance.

At the recommendation of the President, the Committee approved base salary increases for the Named Executive Officers to achieve these objectives:

•	recognize outstanding performance against expectations and significant contribution to Company success; and

•	come closer to our desired market position relative to similar roles in other organizations.

Based on these objectives, base salary increases for the Named Executive Officers were generally higher than the average increase for the Executive Management Group and the base salary increases that the Named Executive Officers received in the previous fiscal year.

Name and Position	Fiscal Year 2005 Base Salary	Fiscal Year 2006 Base Salary	% Increase
Blake W. Nordstrom President	$700,000	$700,000	—
Michael G. Koppel EVP and Chief Financial Officer	$410,000	$440,000	7.3%
Peter E. Nordstrom EVP and President, Merchandising	$450,000	$490,000	8.9%
Erik B. Nordstrom EVP and President, Stores	$450,000	$490,000	8.9%
Daniel F. Little EVP and Chief Administrative Officer	$360,000	$390,000	8.3%

Performance-Based Bonus

Annual performance-based cash awards under the Executive Management Group Bonus Plan are designed to focus the Named Executive officers and other executives on the accomplishment of specific goals that align with near-term business strategy and operating performance. In support of our guiding principles, the performance-based bonus awards only pay out when pre-determined measures are achieved.

The Committee reviews a number of factors with management in preparation for establishing the bonus criteria for the new fiscal year, including:

•	the Company’s annual and strategic goals to ensure that performance measures support our direction on both an individual and collective level;

•	the balance between what we provide through the compensation elements and what we reinvest in the Company or provide to shareholders in the form of dividends;

•	our expectations for performance relative to the recent results of our direct competitors; and

•	market pay information for similar roles in other organizations to understand the competitive position of the performance-based bonus element within the total compensation package.

On an annual basis, specific Plan features for the Named Executive Officers and other Executive Management Group members are recommended by the President to the Committee for approval and include:

•	threshold, target and maximum bonus opportunity defined as a percentage of base salary;

•	financial or qualitative performance measures for each executive depending on the role and area of influence;

•	performance measure weightings; and

•	milestones for each financial measure at threshold, target and maximum levels.

Performance-Based Bonus Plan Decisions for Fiscal Year 2006

Decisions related to bonus opportunity, measure weighting and measure definition for the Named Executive Officers are summarized in the following table. All five executives had the EBT/ROIC matrix measure made up of a combination of earnings before taxes (60% weight) and return on invested capital (40% weight). Management and the Committee believe that this framework focused executives appropriately on both the achievement level and quality of their results.

	Bonus Opportunity as a % of Base Salary
Name	Threshold	Target	Maximum	Bonus Measure Weighting and Definition
Blake W. Nordstrom	25%	100%	250%	100%	EBT / ROIC matrix
Michael G. Koppel	15%	60%	150%	75%	EBT / ROIC matrix
				12.5%	Merchandise planning initiative
				12.5%	Leadership initiative
Peter E. Nordstrom	31.25%	125%	312.5%	75%	EBT / ROIC matrix
				25%	Full Line Stores earnings before taxes
Erik B. Nordstrom	31.25%	125%	312.5%	75%	EBT / ROIC matrix
				25%	Full Line Stores earnings before taxes
Daniel F. Little	15%	60%	150%	75%	EBT / ROIC matrix
				12.5%	Company expense management initiative
				12.5%	Leadership initiative

We define the degree of difficulty and likelihood of achievement for performance-based bonus measures, as follows:

•	Threshold: incremental performance improvement that is likely to be achieved.

•	Target: significant stretch and performance improvement with a reasonable likelihood of being achieved.

•	Maximum: superior performance reflecting significant achievement that often leads the industry.

In keeping with our pay for performance philosophy, the payout for achievement against individual financial measures is uncapped, subject to an overall bonus payout maximum for each executive of 250% (2.5x) of the bonus target opportunity. The payout for each financial measure is based on a defined formula depending on the measure and does not require discretionary judgment by the Committee in the assessment of results. Payout for individual, qualitative initiatives can range from 0% to 150% (1.5x) of bonus target opportunity for that weighted measure. Assessment of achievement for these initiatives is evaluated on the basis of pre-defined criteria relating to outcomes, timing, process and communication.

Actual bonus payout amounts for fiscal year 2006 are described in the Summary Compensation Table for Fiscal Year 2006 on page 38 in column (e) “Non-Equity Incentive Plan Compensation.” The Company and the Named Executive Officers had superior results on financial measures with significant growth over the prior year. Earnings before taxes and return on invested capital reached record levels. In addition, Mike Koppel and Dan Little achieved superior results on their qualitative initiatives.

Overall results by executive as a percentage of bonus target opportunity are outlined on the following table. Mike Koppel and Dan Little’s percentages are lower than other executives due to the payout cap on their qualitative initiatives.

Name	Overall Results by Executive as a % of Bonus Target Opportunity (250% max)
Blake W. Nordstrom	235%
Michael G. Koppel	214%
Peter E. Nordstrom	239%
Erik B. Nordstrom	239%
Daniel F. Little	214%

Long-Term Incentives

Forms of Equity

Annual grants under our Equity Incentive Plan provide the Named Executive Officers and other employees with the opportunity for financial rewards when the value of Nordstrom stock increases. The types of equity used in fiscal year 2006 included:

•

stock options granted to about 1,200 leadership level employees, including the Named Executive Officers, as acknowledgement for contributions in the prior fiscal year and for future performance as represented in the stock price;

•

performance share units granted to an executive group, which includes the Named Executive Officers and other direct reports to the President, to create a balanced focus on absolute and relative performance; and

•	shares of Common Stock granted to the highest performing salespeople and specially recognized leaders to acknowledge and reward outstanding performance.

Equity Grant Practices

All grants are approved at Committee meetings (except as described in the following section), which are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.

Historically, the grant date has been the date of the Committee meeting and approval. The grant price has been the closing price of Common Stock on the day of the grant. In fiscal year 2006, the Committee reviewed the approach to equity grants and made several changes for fiscal year 2007 which management believes reflect best practice.

•

All grants are still approved at scheduled Committee meetings. The grant date is also the Committee approval date unless the approval date occurs within a closed trading period, in which case the grant date is the first trading day after approval that falls within an open trading window.

•

Grants for new hires, promotions or performance of selected executives are now approved at the Committee meeting following the date of hire, promotion or awarded performance (instead of the event date) with a grant date as described in the previous paragraph.

Exceptions to Committee Meeting Grants

By rights under the Equity Incentive Plan, the Committee has delegated equity granting authority on a limited basis, as follows:

•

The Committee has authorized the President to grant shares of Common Stock under the Equity Incentive Plan on an annual basis, and on behalf of the executive team, to our highest performing salespeople, called Pacesetters. The size of individual grants is based on the achievement of pre-defined performance goals established annually under the Pacesetter Plan. Any grants to Pacesetter employees made by the President in the annual aggregate amount of 10,000 shares or greater must be pre-approved by the Committee. None of the annual aggregate Pacesetter grants have exceeded that amount.

•

The Committee has delegated to a Subcommittee of the Committee, consisting of the Committee Chair and another Director, the authority to approve periodic Common Stock and stock option grants, not to exceed an aggregate annual amount of 2,000 shares to select employees in recognition of superior performance. These grants typically have been made in Common Stock to leadership level employees and have not exceeded the annual aggregate limit.

The targeted long-term incentive value that determines the size of the annual grant to the Named Executive Officers and others varies by role and leadership level and is expressed as a percentage of base salary. The long-term incentive percentages for the Named Executive Officers are shown in the following table. The Committee has the discretion to change the percentages at the time of the grant, but typically adheres to the guidelines they establish in advance.

Considerations for the long-term incentive percentage include market competitiveness for the value of long-term incentives, share usage and dilution from all grants under the Plan, number of overall grantees, internal equity of grant size by position and consideration for guidelines that have been adopted by our primary shareholders.

Position	Targeted Long-Term Incentive Value as a % of Base Salary	Type of Equity
President EVP and Chief Financial Officer EVP and President, Merchandising EVP and President, Stores EVP and Chief Administrative Officer	150%	75% value in stock options 25% value in performance share units

The Committee and management agree that the 75% / 25% split between stock options and performance share units for Named Executive Officers and other executives creates the right balance of absolute performance measured through stock options and relative performance measured through performance share units.

Once the targeted long-term incentive value is expressed as a percentage of base salary, the number of options or performance share units is determined by:

•

dividing the dollar value attributed to stock options by the value of an option that approximates the Company’s accounting valuation on the grant date (see Tax and Accounting Considerations on page 36); and

•	dividing the dollar value attributed to performance share units by a discounted value of a share of stock on the grant date.

Stock options vest equally over a four-year period with a 10-year term. The Equity Incentive Plan does not allow for repricing, for grants below fair market value on the date of grant or for cash dividend payments on options.

Performance share units vest after a three-year performance cycle only when the Company’s total shareholder return (growth in stock price and reinvestment of dividends) is positive and outperforms a group of our direct competitors defined in the following section. The percentage of units that vest depends on the relative position of our total shareholder return at the end of the performance cycle. The Committee and management believe total shareholder return is a meaningful measure for performance share units as it tracks with shareholder value and complements the key financial and operating measures established for executives under the Executive Management Group Bonus Plan.

When our total shareholder return far outperforms the companies in the defined peer group, executives are rewarded with more units than originally granted as detailed in the following section. The Committee meets after the end of each performance cycle to certify vesting results.

Performance Share Unit Vesting

For purposes of determining performance share unit vesting, the share price of Common Stock and the share prices of the companies in the defined peer group are based on a 30 trading-day average, established both prior to the beginning of the performance cycle and prior to the end of the performance cycle.

The performance-based vesting schedule for performance share units granted on February 1, 2004 and completing their three-year performance cycle on February 3, 2007 is as follows. Nordstrom total shareholder return had to exceed the percentile rankings shown to result in the corresponding vesting percentage.

Nordstrom Percentile Ranking of Total Shareholder Return Among Peer Group	Performance Share Unit Vesting %
>85th	125%
>75th	100%
>65th	85%
>50th	75%
<50th	0%

The final percentile ranking and corresponding vesting percentage can change at the end of a performance period if there are changes in the number of companies in the defined peer group due to mergers, acquisitions, dissolutions or other industry consolidation. Regardless, performance share units are only earned if the Nordstrom total shareholder return is positive and in the top half of companies in our defined peer group.

Vested units are settled in shares of Common Stock or cash at the election of the executive. Prior to vesting, the Named Executive Officers and other executives may also elect to defer their vested units into the Executive Deferred Compensation Plan.

In keeping with our pay for performance philosophy, our approach to performance share units intentionally requires higher standards of performance and provides less upside potential than other large companies with similar programs. Given the leverage that we offer through the performance-based bonus plan and the upside potential that has been recognized recently under the Equity Incentive Plan, the Committee and management believe this is the appropriate way to structure this Plan to reward for what are truly superior results.

Performance Share Unit Peer Group

Due to changes in the retail industry in 2005, our peer group for the 2003, 2004 and 2005 performance share unit grants was reduced from 12 to 10 companies. As the three-year performance cycles came to a close for the 2003 and 2004 grants, our approach to measurement and vesting remained consistent as outlined in the vesting schedule shown in the previous table.

In fiscal year 2006, the Committee approved additions to the peer group at the time of the performance share unit grant. The new companies in the peer group are marked with an asterisk.

Abercrombie & Fitch Co.*	The Gap Inc.	Sears Holdings Corp.
AnnTaylor Stores Corporation*	J.C. Penney Company Inc.	The Talbots Inc.*
Chico’s FAS Inc.*	Kohl’s Corporation	Target Corporation
Dillard’s Inc.	Limited Brands, Inc.	Tiffany & Company*
Federated Department Stores, Inc.	Saks Inc.	Urban Outfitters Inc.*

The Committee and management generally prefer to have no fewer than 12 companies in the peer group. Management reviews the group with the Committee on an annual basis to assess the continued relevance to our business.

Long-Term Incentive Decisions for 2006

Long-term incentive decisions for fiscal year 2006 for the Named Executive Officers were based on the factors described in the previous section:

•	long-term incentive target value of 150% of base salary;

•	72% / 25% split between stock options and performance share unit target value;

•	stock option four-year vesting and 10-year term; and

•	performance share unit three-year performance cycle and defined peer group.

The payout value for 2004 performance share units that vested on February 3, 2007 is provided in the Option Exercises and Stock Vested in Fiscal Year 2006 table on page 46. The range of performance share unit payouts targeted for the three-year performance cycle beginning January 29, 2006 and ending January 31, 2009 is provided in the Grants of Plan-Based Awards During Fiscal Year 2006 table on page 41.

Broad-Based Benefits

Nordstrom offers a comprehensive program of broad-based health and financial programs to all eligible employees, including the Named Executive Officers. These benefits and their objectives for inclusion in the compensation package are summarized in the following table and explained in more detail where noted.

Benefit	Objective	More Information
Contribution to medical, dental and vision coverage; life, accident and long-term care insurance; pre-tax health and dependent care spending accounts; adoption assistance; commuter support; employee referral, assistance and financial services	Support a healthy lifestyle for our employees by offering comprehensive healthcare and financial services in a cost-effective manner.
Merchandise discount	Create brand loyalty and help our employees become more knowledgeable about fashion trends and products. Offer a larger discount to management and high-performing employees to encourage internal promotions, reward results and recognize contribution at a management level.	All Other Compensation page 39
Employee Stock Purchase Plan	Provide all employees the opportunity to own stock in our Company, benefit from our collective results through increased stock price and create a link with our shareholders.	Enrolled employees may contribute up 10% of their eligible pay and bonus (after tax) to purchase Common Stock. The purchase price is at a 10% discount from the closing price on the last day of each six-month offering period. Purchases may not exceed Internal Revenue Service and Plan limits.
Paid holidays and time off	Support our employees in balancing their work and personal time.

Leadership Benefits

Nordstrom offers a limited number of benefits to the Named Executive Officers and other leaders in addition to the broad-based benefits program. Each benefit supports a specific objective, but falls within the overall purpose of recognizing leadership responsibility and contributions to our Company goals. Management regularly reviews these offerings with the Committee for consistency with our guiding principles, organizational culture and market practices. The benefits and objectives are summarized in the following table and are explained in more detail where noted.

Benefit	Objective	More Information
Disability coverage and life/accident insurance	Offer a low-cost extension of broad-based benefits to help our leaders plan for the unexpected and recognize their managerial level in the organization.	All Other Compensation, page 39
Reimbursement of qualifying out-of-pocket medical expenses	Extend broad-based benefit coverage in recognition of our leaders’ managerial level in the organization.
Reimbursement for financial, tax and estate planning	Encourage our leaders to manage and gain maximum value from their compensation package.
Parking expense contribution	Contribute to a business convenience in recognition of our leaders’ managerial level in the organization.

Executive Deferred Compensation Plan	Provide our leaders who are limited in the amount they may contribute to the 401(k) with an alternate opportunity to make and invest pre-tax deferrals. Does not include a Company match.	Nonqualified Deferred Compensation in Fiscal Year 2006, page 48

Leadership Separation Plan	Provide our separated leaders with financial assistance during the initial unemployment period, offer tools for successful transition, foster a positive exit experience and create an exchange for release of claims.	Potential Payments Upon Termination or Change in Control, page 50

Retirement Benefits

Nordstrom offers several retirement benefits to the Named Executive Officers and other eligible employees, as follows:

•

The 401(k) Plan & Profit Sharing is available to all employees. It includes a match on employee before-tax contributions to support retirement savings and shares a designated portion of annual profits to create alignment with Company goals. Plan provisions for the 401(k) & Profit Sharing are described in the All Other Compensation section on page 40.

•

The Supplemental Executive Retirement Plan (“SERP”) is designed to encourage designated executives to stay with Nordstrom throughout their career and to reward their significant and sustained contribution to the Company’s success by adding to their financial security upon retirement. As of the end of fiscal year 2006, 41 executives, including the Named Executive Officers, were eligible for the SERP. Plan provisions are described in the Pension Benefits in Fiscal Year 2006 section beginning on page 46.

•

Retiree health coverage for about 100 leadership employees. This benefit is awarded on the basis of an employee’s level in the organization. It is intended to encourage retention, contribute to the well-being of our executives after retirement and recognize level of leadership in the Company. The Plan continues the existing employee benefit coverage and cost sharing arrangement upon retirement. Plan provisions for the Retiree Health Plan are described in the Potential Payments Upon Termination or Change in Control section on page 53.

Post-Employment Agreements

Nordstrom does not have individual employment agreements with any employee, including the Named Executive Officers.

Under the Nordstrom Leadership Separation Plan, about 1,200 leadership level employees, including the Named Executive Officers, are eligible to receive benefits upon involuntary termination of employment by the Company other than for cause. Plan provisions are provided in the Potential Payments Upon Termination or Change in Control section on page 52.

Nordstrom does not provide benefits upon a change in control of the Company. However, the Committee has the authority and may determine at a later date that stock options shall become exercisable and performance share units shall become vested in the event of a change in control or in the event the participant is subject to an involuntary termination after a change in control.

Stock Ownership Guidelines

Ownership of Common Stock by our Directors, executives and employees is encouraged by management and the Board of Directors to align interests with those of our shareholders. For the Named Executive Officers and others within the Company, this is done in a number of ways, including:

•	providing the opportunity for all employees to purchase Common Stock under the Company’s Employee Stock Purchase Plan;

•	offering employees the opportunity to invest in Common Stock under the Company’s 401(k) Plan & Profit Sharing;

•	granting stock options and performance share units to certain leadership level employees under our Equity Incentive Plan; and

•	establishing stock ownership guidelines that set expectations for achievement of ownership targets.

Stock ownership guidelines for our Directors are described in the Stock Ownership and Guidelines section on page 55.

Stock ownership guidelines for executives were formally established in 2004 and apply to about 100 leadership level employees. These executives have five years from the program start date to accumulate a targeted number of shares of Common Stock. The number of shares represents a value equivalent to a multiple of each executive’s base salary as of the first year of the program. New executives have a prorated target based on the period of time they have remaining in the period ending in 2009. For purposes of determining stock ownership under these guidelines, ownership shares are made up of all forms of Common Stock including vested and deferred performance share units. Ownership shares do not include unvested or vested stock options, and unvested performance share units.

The multiple of base salary to be owned in stock by the Named Executive Officers depends on the executive’s role in the Company, as follows:

Position	Multiple of Base Salary
President	10x
EVP and President, Merchandising EVP and President, Stores	5x
EVP and Chief Financial Officer	3x
EVP and Chief Administrative Officer	2x

An additional provision of the ownership guidelines requires Nordstrom family executives and the EVP and Chief Financial Officer, to arrange for any stock sales in accordance with a 10b5-1 trading plan that establishes dates and parameters for the transaction. The President, EVP and President, Merchandising, EVP and President, Stores, and EVP and Chief Financial Officer must also achieve and maintain a minimum of 100% of their ownership targets before they may sell stock.

Management shares a progress update on the Executive Management Group members, including Named Executive Officers, against ownership targets with the Committee on a quarterly basis. All of these executives are on track to meet or exceed their ownership multiples by the end of the achievement period.

Management will review the existing approach to stock ownership guidelines with the Committee prior to the end of the existing achievement period in 2009 to make any desired changes for the future.

Tax and Accounting Considerations

The Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs, including:

•

Section 162(m) of the Internal Revenue Code which disallows a tax deduction to public corporations for compensation over $1 million paid to any Named Executive Officer. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Company’s shareholder-approved Equity Incentive Plan and Executive Management Group Bonus Plan are designed to satisfy those requirements. However, there may be limited circumstances where objectives for pay elements do not allow for deductibility.

•

Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), where stock options and performance share units are accounted for based on their grant date fair value (see Note 1 and Note 12 in the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended February 3, 2007, filed with the SEC on March 23, 2007).

•

409A of the Internal Revenue Code, whose limitations primarily relate to the deferral and payment of benefits under the Nordstrom Executive Deferred Compensation Plan and SERP. The Committee continues to consider the impact of changes to Section 409A and in general, the evolving tax and regulatory landscape in which its compensation decisions are made.

Adjustment or Recovery of Awards

Nordstrom has not adopted a formal or informal policy regarding the adjustment or recovery of awards in connection with a restatement or adjustment of financial statements that would otherwise have resulted in a reduction in the size of the award or payment. We have not experienced any situations or occasions that would result in a reduction in the size of the award or payment. If Nordstrom were to experience such an adjustment in the future, the Committee would assess the circumstances relating to the adjustment and take such legally permissible actions as it believes to be appropriate.

Compensation Decisions for 2007

In keeping with the calendar of compensation activities, the Committee has already made decisions for compensating the Named Executive Officers in fiscal year 2007 including:

•

Selected increases in base salary effective April 1, 2007 and changes to the performance-based bonus target opportunity under the Executive Management Group Bonus Plan. These changes are most notable for Pete Nordstrom and Erik Nordstrom. The Committee recognizes the significant contribution made by these executives and has increased their compensation to more closely align with our pay philosophy.

•

Simplifying the earnings measure of performance under the Executive Management Group Bonus Plan from a matrix of earnings before taxes (60% weight) and return on invested capital (40% weight) to earnings before taxes with a threshold of return on invested capital that must be achieved before any payout occurs.

Changes in fiscal year 2007 compensation are summarized in the following table.

	Base Salary		Target Bonus Opportunity as a % of Base Salary		Bonus Measure Weighting and Definition
Name	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2006	Fiscal Year 2007
Blake W. Nordstrom	$700,000	No change	100%	No change	100%: EBT / ROIC matrix	100%: EBT with ROIC threshold

Michael G. Koppel	$440,000	$480,000	60%	No change	75%: EBT / ROIC matrix	75%: EBT with ROIC threshold
					25%: Qualitative initiatives	25%: Qualitative initiatives

Peter E. Nordstrom	$490,000	$650,000	125%	100%	75%: EBT / ROIC matrix	100%: EBT with ROIC threshold
					25%: Full Line Stores earnings before taxes

Erik B. Nordstrom	$490,000	$650,000	125%	100%	75%: EBT / ROIC matrix	100%: EBT with ROIC threshold
					25%: Full Line Stores earnings before taxes

Daniel F. Little	$390,000	$420,000	60%	No change	75%: EBT / ROIC matrix	75%: EBT with ROIC threshold
					25%: Qualitative initiatives	25%: Qualitative initiatives

Compensation Committee Report	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. As a result, the Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Committee with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

Enrique Hernandez, Jr.
Jeanne P. Jackson
Robert G. Miller
Alison A. Winter, Chair

Summary Compensation Table for Fiscal Year 2006	The following table summarizes the total compensation paid or accrued by the Company for services provided by the Named Executive Officers. The Named Executive Officers are the President, Chief Financial Officer, and three other most highly compensated executive officers for the fiscal year ended February 3, 2007.

Name and Principal Position	Fiscal Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
Blake W. Nordstrom President	2006	$711,302	—	$1,128,302	$615,506	$1,645,490	$596,869	$113,297	$4,810,766
Michael G. Koppel EVP and Chief Financial Officer	2006	$441,870	—	$620,125	$420,825	$564,439	$233,647	$38,504	$2,319,410
Peter E. Nordstrom EVP and President, Merchandising	2006	$490,932	—	$662,219	$417,658	$1,460,843	$794,382	$28,128	$3,854,162
Erik B. Nordstrom EVP and President, Stores	2006	$490,932	—	$662,219	$413,540	$1,460,843	$706,997	$44,852	$3,779,383
Daniel F. Little EVP and Chief Administrative Officer	2006	$391,063	—	$543,817	$299,498	$500,298	$125,805	$32,049	$1,892,530

(a)	The amounts reported represent base salary earned by the Named Executive Officers during the fiscal year. These numbers vary somewhat from the annual base salaries disclosed in the Compensation Discussion and Analysis due to the 4-5-4 fiscal year and the fact that salary increases are effective April 1 of each year. The 2006 base salaries for the Named Executive Officers are $700,000, $440,000, $490,000, $490,000 and $390,000, respectively.

As noted in footnote (a) to the Nonqualified Deferred Compensation table on page 50, Dan Little deferred $5,000 of his base salary into the Executive Deferred Compensation Plan in fiscal year 2006. Each of the Named Executive Officers also contributed a portion of their base salary to the 401(k) Plan & Profit Sharing.

(b)	The amounts to be reported in this column reflect discretionary or guaranteed payments for the fiscal year ended February 3, 2007. No amounts are reported in this column because all bonuses awarded under the Executive Management Group Bonus Plan, as described in the Compensation Discussion and Analysis on page 28, are performance based and are therefore reported in column (e), “Non-Equity Incentive Plan Compensation”.

(c)	The amounts reported reflect the compensation cost, without reduction for any risk of forfeiture, recognized by the Company for financial statement reporting purposes related to performance share units for the fiscal year ended February 3, 2007. The amounts do not reflect compensation actually received by the Named Executive Officers. The amounts are in accordance with SFAS 123(R) and include amounts for performance share unit awards granted in fiscal year 2006 and in the prior three years. Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended February 3, 2007, included in the Company’s Form 10-K filed with the SEC on March 23, 2007. See column (b) of the Grants of Plan-Based Awards During Fiscal Year 2006 table on page 41 for the number of performance share unit awards granted in fiscal year 2006. See the Option Exercises and Stock Vested in Fiscal Year 2006 table on page 46 for the number and value of the 2004 performance share units that vested on February 3, 2007.

(d)

The amounts reported reflect the compensation cost, without reduction for any risk of forfeiture, recognized by the Company for financial statement reporting purposes related to stock options for the fiscal year ended

February 3, 2007. The amounts do not reflect compensation actually received by the Named Executive Officers. The amounts are in accordance with SFAS 123(R) and include amounts from stock option awards granted in fiscal year 2006 and in the four prior years. Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended February 3, 2007, included in the Company’s 2006 10-K filed with the SEC on March 23, 2007. See the Grants of Plan-Based Awards During Fiscal Year 2006 table on page 41 for the number of stock option awards granted in fiscal year 2006.

(e)	The amounts reported reflect the annual performance-based bonus awards to the Named Executive Officers under the Executive Management Group Bonus Plan, which is addressed on page 28 in the Compensation Discussion and Analysis. The amounts of the cash awards were approved by the Compensation Committee at its February 21, 2007 meeting, and to the extent not deferred into the Executive Deferred Compensation Plan by the executives, were paid out in March 2007.

(f)	The amounts reported reflect the actuarial increase in the present value of the Named Executive Officers’ SERP benefits during the fiscal year using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended February 3, 2007, included in the Company’s Form 10-K filed with the SEC on March 23, 2007. See the Pension Benefits in Fiscal Year 2006 section beginning on page 46 for more information about the SERP.

Only two of the Named Executive Officers, Mike Koppel and Dan Little, participated in the Executive Deferred Compensation Plan in fiscal year 2006, as described beginning on page 48. Neither received any above market-rate or preferential earnings on deferred compensation, as these types of earnings are not offered by the Company.

(g)	See the All Other Compensation table in the following section for additional information on other compensation elements.

All Other Compensation

The following table describes each component of column (g), “All Other Compensation” in the Summary Compensation Table.

		Leadership Benefits				Broad- Based Benefits	Retirement Benefits
Name	Year	Financial Planning Reimbursement $ (a)	Premium on Additional Medical Insurance $ (b)	Parking $ (c)	Premium on Excess Life Insurance $ (d)	Merchandise Discount $ (e)	Profit Sharing $ (f)	401(k) Plan Company Match $ (g)	Total $

Blake W. Nordstrom	2006	$0	$4,782	$0	$530	$92,585	$6,600	$8,800	$113,297

Michael G. Koppel	2006	$3,425	$4,782	$2,470	$331	$12,096	$6,600	$8,800	$38,504

Peter E. Nordstrom	2006	$0	$4,782	$0	$369	$7,577	$6,600	$8,800	$28,128

Erik B. Nordstrom	2006	$0	$4,782	$0	$369	$24,301	$6,600	$8,800	$44,852

Daniel F. Little	2006	$4,000	$4,782	$2,470	$293	$5,104	$6,600	$8,800	$32,049

(a)	The Company provides reimbursement to eligible leaders for tax preparation, financial and estate planning expenses up to an annual limit of $2,000 or $4,000, depending on leadership level. The annual limit for the Named Executive Officers is $4,000 per year.

(b)	The Company provides additional medical insurance coverage that pays 100% of qualifying out-of-pocket medical, dental and vision expenses for eligible leaders and their dependents that are not reimbursed by other Company-sponsored insurance. Eligible leaders are reimbursed up to a calendar year maximum of $10,000 per covered family. The amounts reported in the table reflect the annual Company-paid premiums for this additional coverage.

(c)	The Company pays up to a certain amount per month toward parking expenses for about 100 leadership level employees, including the Named Executive Officers. This amount was $205 in calendar year 2006 and is $215 in calendar year 2007.

(d)	The Company provides life insurance of $10,000 to all employees. All leadership level employees, including the Named Executive Officers, receive additional life insurance up to an amount equal to approximately 1.25 times their base salary. The amounts in this column are the premiums for the Company-provided basic life insurance in excess of the $10,000 that is provided to all employees.

(e)	The Company provides a merchandise discount to all employees. This includes a 20% discount for eligible non-management employees, and a 33% discount for all eligible management and selected non-management employees. The discount also varies by source and type of merchandise. Discounts are generally as follows:

	Rack Stores and Nordstrom Restaurants	Full-Line Stores and Nordstrom Direct	Nordstrom Product Group Merchandise at Three Specified Times During the Year
Non-management	20%	20%	40%
Management	20%	33%	40%

The amount in the All Other Compensation table reports the total discount the Named Executive Officers received on their purchases during the fiscal year ended February 3, 2007.

(f)	The Company makes an annual contribution to the Profit Sharing portion of the 401(k) Plan & Profit Sharing based on a formula that reflects overall Company performance. The amount allocated to the accounts of individual employees is based on their years of service and annual eligible pay (i.e., base salary, bonus, commission, etc.) in the preceding year, up to the annual calendar year compensation limit of $220,000 in 2006, as stated under Section 401(a)(17) of the Internal Revenue Code. Based on their years of service, the Named Executive Officers were eligible to receive 3% of their annual pay in Company profit sharing contributions. The maximum Company contribution for the Named Executive Officers was $6,600 (3% multiplied by $220,000), as reported in the table.

Effective for Plan years beginning after January 1, 2007, any participant who is both a Nordstrom family member and is reported as a Named Executive Officer in the Summary Compensation Table during the fiscal year shall not receive the Profit Sharing contribution allocation for that year.

(g)	The Company offers a match on employee 401(k) contributions under the 401(k) Plan & Profit Sharing to all eligible employees, including the Named Executive Officers. Enrolled employees may defer up to 50% of their before-tax pay and bonus into the 401(k) portion of the Plan (15% for highly-compensated employees, including the Named Executive Officers, as defined in Section 414(q)(l) of the Internal Revenue Code). The Company matches 100% of the employee’s contributions up to 4% of eligible pay (i.e., base salary, bonus, commission, etc.), and up to the annual calendar year compensation limit of $220,000 in 2006, which is set by the Internal Revenue Service. The maximum Company contribution for the Named Executive Officers was $8,800 (4% multiplied by $220,000), as reported in the All Other Compensation table. Employees direct contributions under the Plan to any of 12 investment alternatives, including Common Stock.

The Named Executive Officers did not receive any gross-ups or other reimbursement of taxes owed with respect to any form of compensation in fiscal year 2006.

Grants of Plan-Based Awards During Fiscal Year 2006	The following table discloses the potential range of payouts for:

•	non-equity incentive plan awards granted in fiscal year 2006 (bonuses granted under the Executive Management Group Bonus Plan as described in the Compensation Discussion and Analysis on page 28); and

•

equity incentive plan awards granted in fiscal year 2006 (performance share units awarded under the Equity Incentive Plan as described in the Compensation Discussion and Analysis beginning on page 30).

The table also discloses:

•	the number, price and grant date fair value of stock options granted under the Equity Incentive Plan during fiscal year 2006; and

•	the grant date fair value of performance share units granted under the Equity Incentive Plan during fiscal year 2006.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#) (d)	Exercise or Base Price of Option Awards ($/Sh) (e)	Grant Date Fair Value of Stock and Option Awards ($) (f)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Blake W. Nordstrom
Executive Management Group Bonus		$175,000	$700,000	$1,750,000
Performance Share Unit Award	2/22/2006				6,540	8,720	10,900				$351,154
Stock Option Award	2/22/2006								49,048	$40.27	$765,639
Michael G. Koppel
Executive Management Group Bonus		$66,000	$264,000	$660,000
Performance Share Unit Award	2/22/2006				3,830.25	5,107	6,383.75				$205,659
Stock Option Award	2/22/2006								28,728	$40.27	$448,444
Peter E. Nordstrom
Executive Management Group Bonus		$118,672	$612,500	$1,531,250
Performance Share Unit Award	2/22/2006				4,204.50	5,606	7,007.50				$225,754
Stock Option Award	2/22/2006								31,531	$40.27	$492,199
Erik B. Nordstrom
Executive Management Group Bonus		$118,672	$612,500	$1,531,250
Performance Share Unit Award	2/22/2006				4,204.50	5,606	7,007.50				$225,754
Stock Option Award	2/22/2006								31,531	$40.27	$492,199
Daniel F. Little
Executive Management Group Bonus		$58,501	$234,000	$585,000
Performance Share Unit Award	2/22/2006				3,363	4,484	5,605				$180,571
Stock Option Award	2/22/2006								25,225	$40.27	$393,762

(a)	These columns report the range of cash payouts that were targeted for fiscal year 2006 performance under the Executive Management Group Bonus Plan as described in the Compensation Discussion and Analysis on page 28. The amounts shown in the “Threshold” column reflect the minimum payout opportunity provided by the Plan if threshold performance is achieved. If performance thresholds are not met, it is possible to have a zero dollar payout. Although the table refers to these payouts in future terms, they have already been earned and paid to the Named Executive Officers. The payments are reported in the Summary Compensation Table on page 38, in column (e), “Non-Equity Incentive Plan Compensation”.

(b)	These columns report the range of performance share unit payouts targeted for the three-year performance cycle of the 2006 grant beginning January 29, 2006, and ending January 31, 2009, as described in the Compensation Discussion and Analysis beginning on page 30. Payouts are shown at the 75%, 100% and 125% of target payout levels. The fiscal year 2006 accounting expense related to this grant for the Named Executive Officers is included in the Summary Compensation Table on page 38, in column (c), “Stock Awards”.

(c)	The Company did not grant any Common Stock to the Named Executive Officers in the fiscal year ended February 3, 2007.

(d)	This column reports the number of stock options granted in fiscal year 2006 to the Named Executive Officers. These stock options vest and become exercisable in four equal annual installments beginning one year from the date of the grant. For more information about equity grant practices, see page 30 of the Compensation Discussion and Analysis.

Under the Equity Incentive Plan, the Committee may grant different types of equity, including stock options, stock appreciation rights, unrestricted shares, restricted shares, share units and performance units. In fiscal year 2006, stock options, performance share units and unrestricted shares were granted.

(e)	The exercise price of the stock option awards granted in fiscal year 2006 is the fair market value (closing price) of Common Stock on February 22, 2006, the date of the grant.

(f)	The option value reported in this column is the grant date fair value of the option award according to SFAS 123(R). The full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. The actual value realized by the Named Executive Officers will depend on the market value of Common Stock at a future date when the stock options are exercised.

The grant date fair value of the performance share unit award is calculated according to SFAS 123(R). The value is calculated by multiplying the number of performance share units awarded at 100% of target by the closing stock price on the date of the grant, which was $40.27. For more information about equity grant practices, see page 30 of the Compensation Discussion and Analysis.

Outstanding Equity Awards at February 3, 2007	The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of the fiscal year ended February 3, 2007. The table includes unexercised and unvested stock option awards, and performance share unit awards with performance conditions that have not yet been met. The vesting schedules for outstanding stock option grants and performance share unit awards are shown following this table.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (a)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
	Exercisable	Unexercisable
Blake W. Nordstrom	4,684			$11.547		5/20/2007
	3,572			$15.141		11/18/2007
	69,828			$14.500		2/26/2008
	20,000			$14.500		2/26/2008
	93,104			$14.500		2/26/2008
	68,246			$19.781		2/25/2009
	39,530			$10.625		2/22/2010
	142,106			$9.500		2/27/2011
	21,052			$9.500		2/27/2011
	106,466			$12.680		2/25/2012
	65,626	21,874		$8.850	(e)	3/5/2013
	40,262	40,260		$19.560		2/25/2014
	16,876	50,626		$26.010		2/23/2015
		49,048		$40.270		2/22/2016
									27,775	$1,574,287
Michael G. Koppel		16,604		$14.907		8/12/2009
	16,358			$8.970		6/4/2011
	20,000			$10.500		8/20/2011
	57,670			$12.680		2/25/2012
	65,411	21,803		$8.850		2/18/2013
	22,144	22,142		$19.560		2/25/2014
	9,282	27,844		$26.010		2/23/2015
		28,728		$40.270		2/22/2016
									15,666.25	$887,963
Peter E. Nordstrom	74,482			$14.500		2/26/2008
	36,000			$19.781		2/25/2009
	20,722			$9.500		2/27/2011
	52,106			$12.680		2/25/2012
	46,722	23,360		$8.850		2/18/2013
	23,008	23,004		$19.560		2/25/2014
	10,246	30,738		$26.010		2/23/2015
		31,531		$40.270		2/22/2016
									17,252.50	$977,872

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
	Exercisable	Unexercisable
Erik B. Nordstrom	20,000			$14.500	2/26/2008
	20,000			$14.500	2/26/2008
	93,104			$14.500	2/26/2008
	29,648			$10.625	2/22/2010
	41,684			$9.500	2/27/2011
	31,230			$12.680	2/25/2012
	70,084	23,360		$8.850	2/18/2013
	23,008	23,004		$19.560	2/25/2014
	10,246	30,738		$26.010	2/23/2015
		31,531		$40.270	2/22/2016
								17,252.50	$977,872
Daniel F. Little	10,020	11,672		$8.850	2/18/2013
	18,692	18,692		$19.560	2/25/2014
	8,438	25,312		$26.010	2/23/2015
		25,225		$40.270	2/22/2016
								14,042.50	$795,929

(a)	In the past, the Company has awarded performance-based stock options that had an eight-year cliff vest, with the opportunity for accelerated vesting based on stock price. Mike Koppel received a grant of these performance-based options on August 12, 1999. Since the performance-based criteria for the grant was not met, the options continued to vest under the time-based criteria and are shown in the “Unexercisable” options column. Therefore, there is nothing to report in this column.

(b)	None of the Named Executive Officers have outstanding restricted stock awards, therefore nothing is reported in this column or the next column.

(c)	The numbers reported in this column are the outstanding performance share units granted in fiscal year 2005 and fiscal year 2006. Both of these grants have remaining years in their three-year performance cycles. The number of estimated shares has been calculated using 125% of the number of performance share units granted in both fiscal year 2005 and fiscal year 2006. The number of performance share units granted in any particular year will vary depending on stock price and other factors as described in the Compensation Discussion and Analysis on page 31. See the Outstanding Equity Awards: Performance Share Unit Award Vesting Schedule table on page 45 for detailed information about these awards.

(d)	The amounts reported in this column relate to the outstanding performance share unit awards granted in fiscal year 2005 and fiscal year 2006. The value of estimated payouts has been calculated using the closing price of Common Stock on February 3, 2007 of $56.68, and a payout at 125% of target. See the Outstanding Equity Awards: Performance Share Unit Award Vesting Schedule table on page 45 for detailed information about these awards.

(e)	Blake Nordstrom’s 2003 annual grant was approved on March 5, 2003 with an exercise price equal to the greater of the closing price of Common Stock on that date or on February 18, 2003, the date of the annual grant for all other eligible employees. The closing price was higher on February 18, 2003, so the exercise price of Blake Nordstrom’s 2003 annual grant was the same as for all other eligible employees.

Outstanding Equity Awards: Stock Option Vesting Schedule

The following table shows the grant date, vesting schedule, and expiration date for all unvested stock options as of the fiscal year ended February 3, 2007. All stock option grants have a 10-year term and a four-year vesting schedule of 25% per year, with the exception of the August 12, 1999 grant of performance-based stock options as discussed in the table’s footnote (a).

Grant Date	Vesting Schedule	Expiration Date

8/12/99	100% will vest on 2/25/07 (a)	8/12/09

2/18/03	25% per year with a remaining vesting date of 2/18/07	2/18/13

3/5/03	25% per year with a remaining vesting date of 3/5/07	3/5/13

2/25/04	25% per year with remaining vesting dates of 2/25/07 and 2/25/08	2/25/14

2/23/05	25% per year with remaining vesting dates of 2/23/07, 2/23/08 and 2/23/09	2/23/15

2/22/06	25% per year with vesting dates of 2/22/07, 2/22/08, 2/22/09 and 2/22/10	2/22/16

(a)	In 1999, the Company awarded performance-based stock options to eligible employees that had an eight-year cliff vest, with the opportunity for accelerated vesting based on stock price. Mike Koppel received a grant of these performance-based options on August 12, 1999. Since the performance-based criteria for the grant was not met, the options continued to vest through the vesting period ending February 25, 2007, and will expire 10 years from the date Mike Koppel received his award.

Outstanding Equity Awards: Performance Share Unit Award Vesting Schedule

The following table shows the detail for the outstanding performance share unit awards that were granted in fiscal year 2005 and fiscal year 2006 under the Equity Incentive Plan. These 2005 and 2006 performance share unit awards have one and two years remaining in their three-year performance cycles, respectively. More information about performance share units and equity grant practices is provided in the Compensation Discussion and Analysis beginning on page 30.

	Performance Cycle (a)	Estimated Shares (at 125% of Target) (#) (b)	Value of Estimated Payout ($) (c)
Name
Blake W. Nordstrom	1/30/05 – 2/2/08 1/29/06 – 1/31/09	16,875 10,900	$956,475 $617,812
Michael G. Koppel	1/30/05 – 2/2/08 1/29/06 – 1/31/09	9,282.5 6,383.75	$526,132 $361,831
Peter E. Nordstrom	1/30/05 – 2/2/08 1/29/06 – 1/31/09	10,245 7,007.5	$580,687 $397,185
Erik B. Nordstrom	1/30/05 – 2/2/08 1/29/06 – 1/31/09	10,245 7,007.5	$580,687 $397,185
Daniel F. Little	1/30/05 – 2/2/08 1/29/06 – 1/31/09	8,437.5 5,605	$478,238 $317,691

(a)	The performance share units vest on the last day of the performance cycle if performance measures have been met.

(b)	The number of estimated shares has been calculated using 125% of the number of performance share units granted. Because the Company’s previous fiscal year performance exceeded the target level of payout, the numbers required to be disclosed in this column and in column (c) of the Outstanding Equity Awards at February 3, 2007 table are the next higher performance level, which is the maximum payout of 125%.

(c)	The value of estimated payouts has been calculated using the closing price of Common Stock on February 3, 2007 of $56.68, and a payout at 125% of target, the maximum payout under the Plan. The payout estimate does not include estimated dividend amounts as the Company only pays dividends on Common Stock.

Option Exercises and Stock Vested in Fiscal Year 2006	The following table provides information for the Named Executive Officers on:

•	the number of shares of Common Stock acquired and value received from stock option exercises in fiscal year 2006; and

•	the number of shares of Common Stock acquired and value received from performance share units that vested in fiscal year 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)
Blake W. Nordstrom	9,472	$246,758	22,367.5	$1,267,790
Michael G. Koppel	20,000	$542,600	12,302.5	$697,306
Peter E. Nordstrom	—	$0	12,780	$724,370
Erik B. Nordstrom	20,000	$490,000	12,780	$724,370
Daniel F. Little	25,000	$922,505	10,385	$588,622

(a)	The amount realized equals the difference between the fair market value of Common Stock on the date of exercise and the grant price, multiplied by the number of shares acquired on exercise.

(b)	The shares represent vested performance share units granted in 2004 for the three-year performance cycle ended February 3, 2007. According to the criteria specified in the 2004 Performance Share Unit Award Agreement, additional units were earned over and above what was granted (i.e., 125% of the units initially granted) due to the Company’s performance relative to the other companies in its peer group. For more information about performance share units, see the discussion beginning on page 30 of the Compensation Discussion and Analysis.

(c)	The amount realized equals the number of shares of Common Stock acquired at vesting, multiplied by the closing stock price of $56.68 on February 3, 2007, the last day of the three-year performance cycle. Vested performance share units are paid in shares of Common Stock or cash at the election of the executives. Prior to vesting, in accordance with the requirements of Internal Revenue Code Section 409A, executives may also elect to defer their vested performance share units into the Executive Deferred Compensation Plan. The Named Executive Officers received 100% of their payouts in Common Stock. Dan Little elected to defer 70% of his payout into the Executive Deferred Compensation Plan.

Pension Benefits in Fiscal Year 2006

The Supplemental Executive Retirement Plan (“SERP”) is designed to encourage designated executives to stay with Nordstrom throughout their career and to reward their significant and sustained contribution to the Company’s success by adding to their financial security upon retirement.

Participants are eligible for a full SERP benefit at normal retirement age of 58 with 25 years of service. They may retire early and receive a significantly reduced benefit between the ages of 53 and 57 with at least 10 years of service. The early retirement benefit is reduced 10% for each year that the retirement age is less than 58. Retirement benefits are also reduced by a defined percentage (1.6% per year for the Named Executive Officers as outlined in the following table) if the participant has less than 25 years of service.

As of the end of fiscal year 2006, 41 executives were eligible for the SERP benefit. The Plan has two benefit levels referred to as Tier I and Tier II depending on the participant’s role in the organization. All of the Named Executive Officers are eligible for the SERP benefit at Tier level I. In addition to the requirement that participants must have 25 years of service to receive the full benefit at retirement, participants eligible for Tier level II benefits must have been in their designated roles for a minimum of seven years before they may receive any SERP benefits at retirement.

The following table summarizes the primary SERP participants and benefit provisions by Tier level.

SERP Benefit Level	Participants	Full Benefit at Normal Retirement Age
Tier I

•   President

•   EVP and Chief Financial Officer

•   EVP and President, Merchandising

•   EVP and President, Stores

•   EVP and Chief Administrative Officer

•   Business unit presidents and executives over major organizational functions

40% of “final average pay” (1.6% x 25 years = 40%)
Tier II	• Executives over major business areas	20% of “final average pay” (.8% x 25 years = 20%)

“Final average pay” is the average base salary and annual performance-based cash bonus of the highest 36 months over the longer of:

•	the most recent five years of service; or

•	the entire period of service after the participant’s 53rd birthday.

The SERP allows the Compensation Committee to grant additional years of service to executives hired mid career and eligible for the Tier level I benefit so that they may earn the full 25 years of service by the time they have reached the normal retirement age of 58. The more years of service the individuals earn on their own, the greater the percentage of additional years that may be granted. As of the end of the fiscal year 2006, five participants, including two Named Executive Officers, Mike Koppel and Dan Little, have been granted this benefit and will have earned the equivalent of 25 years of service at their normal retirement age of 58, if they stay with the Company until that time.

There is no offset or reduction in the SERP benefit for Social Security or other Company retirement benefits such as the 401(k) Plan & Profit Sharing.

The annual SERP benefit is paid upon retirement for the remaining life of the participant with a 50% annuity paid to the surviving spouse or life partner upon the participant’s death. Should the participant die before retiring and:

•

before the minimum retirement age of 53, the survivor benefit would be based on the earliest possible retirement date taking into account required and actual years of service and final average pay through the date of death; or

•

after the minimum retirement age of 53, the survivor benefit would be based on a retirement date the day before death taking into account required and actual years of service and final average pay through the date of death.

Additional information about payment of the SERP benefit related to change in control is provided on page 53.

The SERP is a non-qualified benefit plan, so the Company has discretion as to when it funds this obligation. See Note 10 in the Company’s Form 10-K filed with the SEC on March 23, 2007 for a discussion of the benefit obligation and funded status.

Pension Benefits

The following table shows the present value of accumulated SERP benefits payable to each of the Named Executive Officers, based on the number of years of service credited to each Named Executive Officer, and actuarial assumptions consistent with those used in the Company’s financial statements. This table includes amounts that the Named Executive Officers are not currently entitled to receive because such amounts are not vested and the executives are not of retirement age. See Note 10 in the Company’s Form 10-K filed with the SEC on March 23, 2007 for a discussion of the benefit obligation, funded status and assumptions used.

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Blake W. Nordstrom	Supplemental Executive Retirement Plan	25 years	$5,584,473	$0
Michael G. Koppel	Supplemental Executive Retirement Plan	10 years	$1,365,284	$0
Peter E. Nordstrom	Supplemental Executive Retirement Plan	22 years	$3,236,633	$0
Erik B. Nordstrom	Supplemental Executive Retirement Plan	22 years	$2,880,592	$0
Daniel F. Little	Supplemental Executive Retirement Plan	7 years	$ 589,998	$0

(a)	The Committee has approved additional years of service for Mike Koppel and Dan Little for purposes of determining their SERP benefits. Three of Mike Koppel’s 10 years and two of Dan Little’s seven years are additional years of service.

Nonqualified Deferred Compensation in Fiscal Year 2006

The Company offers an Executive Deferred Compensation Plan to designated leadership level employees, including the Named Executive Officers, with a minimum base salary of $85,000. Under this Plan, a participant may defer up to 100% of base salary in excess of $50,000, up to 100% of an annual performance-based bonus and up to 100% of any vested performance share units (less applicable taxes).

All deferral elections are irrevocable. If a participant’s Executive Deferred Compensation Plan deferrals cause a reduction in the Company’s 401(k) match or Profit Sharing contribution, the Company deposits a make-up contribution into the participant’s Executive Deferred Compensation Plan account. No other Company contributions or matches are made. None of the Named Executive Officers received a make-up contribution in the fiscal year ended February 3, 2007 because the Company’s contribution to their 401(k) Plan and Profit Sharing was not reduced due to their deferrals into the Plan.

Plan participants may direct their Executive Deferred Compensation Plan contributions to any of 15 deemed investment alternatives, and may change their investment allocations daily. With the exception of deferred performance share units, the alternatives do not include Common Stock. Interest is earned daily on deferred balances based on the returns of the deemed investments chosen by the participant. The following table shows the investment choices available under the Plan and annual rates of return for the Plan year ended December 31, 2006, as reported by the third-party administrator of the Plan.

Investment Choices and Returns under the Executive Deferred Compensation Plan

Investment Choices	One Year Annualized Average Return for the Plan Year Ended December 31, 2006
Money Market • MainStay VP Cash Management	4.58%
Core Bonds • PIMCO VIT Total Return	3.85%
Specialty Bonds • MainStay VP High Yield Corporate Bond	12.03%
Multi-Asset Domestic • Janus Aspen Series Balanced	10.72%
Large Cap Blend • Davis Value • Fidelity VIP Index 500	15.00 15.73	% %
Large Cap Growth • Janus Aspen Series Forty	9.35%
Mid Cap Blend • MainStay VP Mid Cap Core	14.95%
Mid Cap Growth • Janus Aspen Series Mid Cap Growth	13.61%
Small Cap Blend • Royce Small Cap	15.57%
Small Cap Growth • Baron Capital Asset	15.52%
International Developed Markets • Fidelity VIP Overseas • T. Rowe Price International Stock	18.08 19.09	% %
Sector • MFS VIT Utilities Series • Dreyfus IP Technology Growth	31.26 4.31	% %

Participants in the Executive Deferred Compensation Plan can elect to receive their distributions as scheduled in-service distributions or at retirement, and can elect annual installments or lump sum distributions. If participants separate from the Company prior to retirement, their account balances are paid out in a lump sum. In certain types of unforeseeable financial emergencies, such as illness or casualty losses, hardship distributions may be allowed after review by the committee with Plan oversight. There have been no requests for hardship distributions since the Plan has been in place. None of the Named Executive Officers received any distributions from the Executive Deferred Compensation Plan during the fiscal year ended February 3, 2007.

If a participant dies while employed by the Company, the beneficiary receives:

•	the undistributed account balance; and

•	two times any deferrals made by the participant through December 31, 2007, paid in three substantially equal annual cash payments.

The beneficiary benefit of two times deferrals was a Plan provision that was originally added to supplement an executive’s life insurance benefit. All eligible employees, including those eligible for the Executive Deferred Compensation Plan, have the opportunity to purchase additional life insurance during open enrollment for benefits. As a result, in November 2006, the Board of Directors approved a change to discontinue the beneficiary benefit of two times deferrals for any deferrals made after December 31, 2007.

The Executive Deferred Compensation Plan is unfunded and is subject to forfeiture.

Nonqualified Deferred Compensation

The following table discloses information on the nonqualified deferred compensation for the Named Executive Officers for the fiscal year ended February 3, 2007.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals / Distributions ($) (d)	Aggregate Balance at Last Fiscal Year-End ($) (e)
Blake W. Nordstrom	$0	$0	$0	$0	$0
Michael G. Koppel	$0	$0	$437,194	$0	$2,245,166
Peter E. Nordstrom	$0	$0	$0	$0	$0
Erik B. Nordstrom	$0	$0	$0	$0	$0
Daniel F. Little	$579,231	$0	$222,850	$0	$1,050,745

(a)	The amount in this column for Dan Little includes deferrals into the Executive Deferred Compensation Plan of $42,969 of his 2005 performance-based bonus under the Executive Management Group Bonus Plan which was paid in 2006, and $531,262 of his 2003 performance share units earned in fiscal year 2005 and paid in 2006. The amount also includes $5,000 of his fiscal year 2006 salary that was deferred and is included in column (a), “Salary”, of the Summary Compensation Table for Fiscal Year 2006 on page 38.

(b)	The Company did not make any contributions to the Named Executive Officers’ accounts during the fiscal year ended February 3, 2007.

(c)	The amounts in this column include the total interest or other earnings accrued on the entire account balance during the fiscal year ended February 3, 2007.

(d)	Neither Mike Koppel nor Dan Little received any distributions from their accounts during the fiscal year ended February 3, 2007.

(e)	The amounts in this column are the total balance, including earnings, of the Named Executive Officers’ accounts as of February 3, 2007.

Potential Payments Upon Termination or Change In Control	The information on the following pages describes and quantifies certain compensation that would become payable under existing Plans if the Named Executive Officers’ employment had terminated on February 3, 2007, the last day of the fiscal year. The amounts are based on each executive’s compensation and years of service as of that date, and if applicable, based on the Company’s closing stock price on that date of $56.68. The estimates are based on all relevant Plans effective at the end of the fiscal year and information available at that time. Actual values would reflect specific circumstances at the time of any termination, Plans and provisions effective if and when a termination event occurs, and any other applicable factors that may affect actual payments.

The Company does not provide any benefits upon a change in control of the Company. However, the Compensation Committee has the authority and may determine at a later date that stock options shall become exercisable and performance share units shall become vested in the event of a change in control. The Compensation Committee may also make this determination in the event the participant is subject to an involuntary termination after a change in control. In addition, acceleration of vesting of performance share units or exercisability of stock options may be required in the event of a sale of substantially all the assets of the Company.

The Company does not have individual employment agreements with any employee, including the Named Executive Officers. Except as shown in the following table and described on the following pages, there are no agreements, arrangements or Plans that entitle the Named Executive Officers to enhanced benefits upon termination of their employment.

Because none of the Named Executive Officers are of normal or early retirement age, no amounts are shown for those termination scenarios.

Potential Payments Upon Termination or Change in Control

Name	Separation Benefit $ (a)	Executive Manage- ment Group Bonus $ (b)	Continuation of Equity Awards $ (c)	Executive Deferred Compen- sation Plan Survivor Benefit $ (d)	Vested SERP Benefit $ (e)	Post Retirement Health Care $ (f)	Life Insurance Proceeds $ (g)	Total $
Blake W. Nordstrom
Voluntary Separation
Involuntary Not for Cause Termination	$0							$0
Involuntary for Cause Termination
Change in Control
Death			$5,576,891	$0	$1,983,527	$0	$866,000	$8,426,418
Disability			$5,576,891			$0		$5,576,891
Retirement					$0	$0		$0
Early Retirement					$0	$0		$0
Michael G. Koppel
Voluntary Separation
Involuntary Not for Cause Termination	$271,436							$271,436
Involuntary for Cause Termination
Change in Control
Death			$4,262,939	$2,026,920	$466,491	$0	$541,000	$7,297,350
Disability			$4,262,939			$0		$4,262,939
Retirement					$0	$0		$0
Early Retirement					$0	$0		$0
Peter E. Nordstrom
Voluntary Separation
Involuntary Not for Cause Termination	$0							$0
Involuntary for Cause Termination
Change in Control
Death			$3,849,277	$0	$1,126,433	$0	$603,000	$5,578,710
Disability			$3,849,277			$0		$3,849,277
Retirement					$0	$0		$0
Early Retirement					$0	$0		$0
Erik B. Nordstrom
Voluntary Separation
Involuntary Not for Cause Termination	$0							$0
Involuntary for Cause Termination
Change in Control
Death			$3,849,277	$0	$1,105,596	$0	$603,000	$5,557,873
Disability			$3,849,277			$0		$3,849,277
Retirement					$0	$0		$0
Early Retirement					$0	$0		$0
Daniel F. Little
Voluntary Separation
Involuntary Not for Cause Termination	$144,770							$144,770
Involuntary for Cause Termination
Change in Control
Death			$2,784,047	$1,525,049	$205,335	$0	$478,000	$4,992,431
Disability			$2,784,047			$0		$2,784,047
Retirement					$0	$0		$0
Early Retirement					$0	$0		$0

(a)	Under the Leadership Separation Plan, designated leaders, including the Named Executive Officers, are eligible to receive certain benefits. The benefits are based on leadership level and years of service upon involuntary termination of employment by the Company, other than for cause (e.g., acts of dishonesty, negligence, discrimination or harassment, or any violation of law or of the Company’s policies or performance standards) and include:

•	lump sum cash separation payment of one month of pay per year of service up to a maximum of two years of annual base salary;

•

lump sum cash payment representing the cost of the Company-paid portion of continued medical benefits for a maximum of 12 months. If benefits are elected by the participant, the participant must contribute an amount equal to an active employee payment; and

•	up to six months of outplacement services.

The separation benefits are as follows:

	Separation Payment	Company-Paid Portion of Medical Benefits	Value of Outplacement Services	Total Separation Benefit
Name
Michael G. Koppel	$256,666	$6,770	$8,000	$271,436
Daniel F. Little	$130,000	$6,770	$8,000	$144,770

Under the Plan, the Company may, in its sole and exclusive discretion, provide the participant with additional separation benefits, in cash or in kind, to assist the participant in the transition from active employee status. However, this has not been the Company’s practice. To receive any benefits under the Leadership Separation Plan, designated leaders, including the Named Executive Officers, must release the Company from any claims.

(b)	The performance period under the Executive Management Group Bonus Plan is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits under this Plan. However, if an employee retired, died or became disabled during the fiscal year, the Compensation Committee has the sole discretion for determining whether and when, and in what amounts, a participant would remain eligible for payment of a performance-based bonus award.

(c)	All Company leaders who receive stock options or performance share units are subject to the same terms and conditions in the event of a termination or change in control. The Company does not provide any benefits upon a change in control. However, as noted on page 50, the Compensation Committee has the discretion to accelerate vesting in the event of a change in control.

The Equity Incentive Plan provides that if the participant’s employment is terminated before the end of a performance share unit performance cycle by reason of death or disability, the participant shall be entitled to a prorated payment with respect to any performance share units that were being earned during the performance cycle. Amounts shown include the value of unvested performance share units that would be prorated and paid as a lump sum at the end of the performance cycle, assuming the performance conditions were met (100% of target), in the event of the Named Executive Officer’s death or disability.

The stock option agreements under the Plan provide that if a participant’s employment is terminated by reason of death or disability, stock options granted more than six months prior to the termination event will continue to vest and may be exercised during the period ending four years after termination, provided the 10-year life of the grant has not expired. The amounts shown include the value of unvested stock options that would continue to vest and be exercisable after termination.

None of the Named Executive Officers are of normal or early retirement age so no amounts are shown. However, the stock option agreements under the Equity Incentive Plan provide that stock options granted more than six months prior to retirement shall continue to vest and may be exercisable during the four years after separation, provided the 10-year term of the option has not expired. Additionally, the performance share unit agreements provide that if an executive retires during a performance cycle, the unit holder shall be entitled to a prorated payment with respect to units earned during the three-year performance cycle.

(d)	Under the Executive Deferred Compensation Plan, if a participant dies while employed by the Company, the beneficiary receives the participant’s undistributed account balance plus two times any deferrals, excluding any earnings, made by the participant through December 31, 2007. The beneficiary benefit of two times deferrals is paid in three substantially equal annual cash payments.

The amounts shown are the beneficiary benefit equal to two times the participant’s deferrals made through December 31, 2007. The amounts do not include Mike Koppel and Dan Little’s undistributed account balances of $2,245,166 and $1,050,745, respectively. The beneficiary is entitled to receive these account balances in the event of a termination of employment, but the amounts are not shown in this table as they are already shown in the “Aggregate Balance at Fiscal Year-End” column of the Nonqualified Deferred Compensation table on page 50.

(e)	Under the SERP, the annual Plan benefit is paid upon retirement for the remaining life of the executive with a 50% annuity paid to the surviving spouse or life partner upon the executive’s death as outlined on page 47.

The amounts shown are the present value of the annuity, payable in semi-monthly installments to the spouse or life partner of the participant, assuming the payments would begin on the date on which the participant would have attained minimum retirement age, and would continue for the remaining lifetime of the spouse or life partner. There would be no immediate payment of the benefit at the date of death, unless the Compensation Committee in its discretion decided to accelerate the benefit.

No benefits are paid upon a change in control, although vesting occurs and accrued benefits are funded through a trust. If a participant was separated from the Company after a change in control, a deferred annuity would be payable upon the participant reaching retirement age. Assuming the earliest retirement age without benefit reduction for age or service, the present value of this benefit at fiscal year end would be as shown in the “Present Value of Accumulated Benefit” column of the Pension Benefits table on page 48.

(f)	The Retiree Health Plan provides continuing coverage for about 100 eligible leaders, including the Named Executive Officers, who meet age and years of service eligibility. The Company pays the employer portion of the premium for medical benefits for the retiree and qualified dependents for the lifetime of the retiree. The retiree must be 53 years of age or older with at least 10 years of service to qualify for this benefit. When the retiree becomes eligible for Medicare, this Plan becomes the secondary payor. As of February 3, 2007, none of the Named Executive Officers were of retirement age and qualified for this benefit.

(g)	The Company provides basic life insurance for leadership level employees, including the Named Executive Officers, of approximately 1.25 times annual base salary. The amounts reflected in the table represent the amounts in excess of the $10,000 provided for all employees, that would be payable if the Named Executive Officers had died as of the last day of the fiscal year. Note that annual base salaries used to determine the life insurance benefits shown in the table vary somewhat from the salaries disclosed in the Summary Compensation Table. As discussed in footnote (a) on page 38, the salaries in the Summary Compensation Table for Fiscal Year 2006 reflect the 4-5-4 fiscal year and the April 1 annual salary increases. The premiums paid for the Company-provided life insurance that are over and above the $10,000 provided for all employees are included in column (d) in the All Other Compensation table on page 39.

Equity Compensation Plans

The following table provides information as of February 3, 2007 about Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (1)) (3)
Equity compensation plans approved by the Company’s shareholders (a)	12,111,225	(b)	$19	18,806,167
Equity compensation plans not approved by the Company’s shareholders	—		—	—
Total	12,111,225		$19	18,806,167

(a)	These Plans consist of the Company’s 1987 Stock Option Plan, the 1997 Stock Option Plan, the 2004 Equity Incentive Plan, the Employee Stock Purchase Plan and the 2002 Nonemployee Director Stock Incentive Plan.

(b)	This number includes 255,467 performance share units. Employees do not pay a monetary consideration upon the exercise of these performance share units. The units have been included in the table with a $0 exercise price.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership and Guidelines	In order to align their interests with the interests of our shareholders, the Company encourages ownership of Common Stock by its Directors, officers and employees. We do this in a number of ways as described in the Compensation Discussion and Analysis on page 35.

The Company has adopted specific stock ownership guidelines for our executives, described in the Compensation Discussion and Analysis on page 35, as well as our Directors.

The Director Stock Ownership Policy requires each Director, within five years of joining the Board, to own Common Stock having a value of three times the annual Director stock award and cash retainer fee. Under this policy, Directors are currently required to own Common Stock having a value of at least $375,000. Beginning in May 2007, when Directors’ fees are increased as described on page 13, the Directors’ stock ownership requirement will increase to a value of at least $450,000. All of the Directors are on track to meet or exceed their ownership requirement by the established date.

Beneficial Ownership Table	The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by holders of more than five percent of the outstanding shares of Common Stock, by our Directors, director nominees, the Named Executive Officers, and by all Directors and executive officers of the Company as a group. Except as otherwise noted, all information is as of March 14, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Ownership
Greater Than 5% Shareholders
Bruce A. Nordstrom 1617 Sixth Avenue, Seattle, Washington 98101-1707	21,545,075	(a)	8.36%
Anne E. Gittinger 1617 Sixth Avenue, Seattle, Washington 98101-1707	20,981,939	(b)	8.14%

Directors and Nominees
Phyllis J. Campbell	7,369	(c)	*
Enrique Hernandez, Jr.	63,393	(d)	*
Jeanne P. Jackson	14,122	(e)	*
Robert G. Miller	4,332	(f)	*
Philip G. Satre	6,298	(g)	*
Alison A. Winter	35,722	(h)	*

Named Executive Officers
Michael G. Koppel	300,368	(i)	*
Daniel F. Little	109,997	(j)	*
Blake W. Nordstrom	2,873,708	(k)	1.11%
Erik B. Nordstrom	2,412,762	(l)	*
Peter E. Nordstrom	2,310,096	(m)	*

Directors and executive officers as a group (27 persons)	9,936,426	(n)	3.82%

*	Does not exceed 1% of the Company’s outstanding Common Stock.

(a)	Bruce A. Nordstrom’s amount and nature of beneficial ownership includes:
•	12,836,237 shares owned by him directly;
•	6,502 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events;
•	211,776 shares owned by his wife individually; and
•	8,490,560 shares held by trusts of which he is a trustee and beneficiary.

Does not include:
•	6,551,128 shares held by trusts of which he is a co-trustee.

(b)	Anne E. Gittinger’s amount and nature of beneficial ownership includes:
•	13,855,245 shares owned by her directly;
•	2,990 shares held by her in the Company’s 401(k) Plan & Profit Sharing;
•	1,555,200 shares held by a trust of which she is a trustee and beneficiary;
•	5,501,520 shares held by a trust of which she is the beneficiary; and
•	66,984 shares held by her husband individually.

(c)	Phyllis A. Campbell’s amount and nature of beneficial ownership includes:
•	2,986 shares owned by her directly; and
•	4,383 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board of Directors.

(d)	Enrique Hernandez’ amount and nature of beneficial ownership includes:
•	12,546 shares owned by him directly;
•	25,847 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board of Directors; and
•	25,000 shares that may be acquired by him through a currently exercisable stock option.

Does not include:
•

200,000 stock appreciation units granted to Mr. Hernandez for his services as Lead Director, during the period of 2000 to 2003 under the Directors Deferred Compensation Plan. These stock appreciation units were issued to compensate Mr. Hernandez for his Lead Director role during a period that required his significant involvement in a number of key strategic areas for the Company, and, at his request, served to compensate him only in the event that additional shareholder value was created, as measured by an increase in share price. The deferred units are convertible at any time upon his election or when he ceases to be a member of the Board of Directors into a dollar amount equal to the difference in the value of a share of Common Stock on the date the stock appreciation unit was awarded ($8.03 as to 50,000 stock appreciation units, $10.04 as to 75,000 stock appreciation units, and $9.11 as to another 75,000 stock appreciation units) and the value of a share of Common Stock on the date the stock appreciation unit is converted.

(e)	Jeanne P. Jackson’s amount and nature of beneficial ownership includes:
•	11,943 shares owned by her directly; and
•	2,179 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board of Directors.

(f)	Robert G. Miller’s amount and nature of beneficial ownership includes:
•	4,332 shares owned by him directly.

(g)	Philip G. Satre’s amount and nature of beneficial ownership includes:
•	4,119 shares owned by him directly; and
•	2,179 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board of Directors.

(h)	Alison A. Winter’s amount and nature of beneficial ownership includes:
•	17,122 shares owned by her directly;
•	18,000 shares held by a trust of which she and her husband are trustees and beneficiaries;
•	200 shares held by her son in an account over which she shares investment power;
•	200 shares held by her daughter in an account over which she shares investment power; and
•	200 shares held by her husband in a retirement account over which she shares investment power.

(i)	Michael G. Koppel’s amount and nature of beneficial ownership includes:
•	38,481 shares owned by him directly;
•	21,683 stock units held under the Company’s Executive Deferred Compensation Plan; and
•	240,204 shares that may be acquired by him through stock options exercisable within 60 days after March 14, 2007.

(j)	Daniel F. Little’s amount and nature of beneficial ownership includes:
•	16,202 shares owned by him directly;
•	19,989 stock units held under the Company’s Executive Deferred Compensation Plan;
•	893 shares held by him in the Company’s 401(k) Plan & Profit Sharing; and
•	72,913 shares that may be acquired by him through stock options exercisable within 60 days after March 14, 2007.

(k)	Blake W. Nordstrom’s amount and nature of beneficial ownership includes:
•	1,618,476 shares owned by him directly;
•	60,777 shares held by him in the Company’s 401(k) Plan & Profit Sharing;
•	762,494 shares that may be acquired by him through stock options exercisable within 60 days after March 14, 2007;
•	370,617 shares owned by his wife individually;
•	49,370 shares held by trusts of which he is a trustee; and
•	11,974 shares held in a custodial account of which he is the custodian.

(l)	Erik B. Nordstrom’s amount and nature of beneficial ownership includes:
•	1,904,273 shares owned by him directly;
•	16,070 shares held by him in the Company’s 401(k) Plan & Profit Sharing;
•	391,995 shares that may be acquired by him through stock options exercisable within 60 days after March 14, 2007;
•	35,609 shares owned by his wife individually; and
•	64,815 shares held by trusts of which he is the trustee.

Does not include:
•	53,328 shares held by trusts of which he is the trustee.

(m)	Peter E. Nordstrom’s amount and nature of beneficial ownership includes:
•	1,974,478 shares owned by him directly;
•	19,341 shares held by him in the Company’s 401(k) Plan & Profit Sharing; and
•	316,277 shares that may be acquired by him through stock options exercisable within 60 days after March 14, 2007,

Does not include:
•	64,711 shares held by trusts of which he is the trustee.

(n)	Collectively, the combined amount and nature of beneficial ownership for the Directors, director nominees and executive officers include:
•	34,588 stock units held by participating Directors under the Directors Deferred Compensation Plan;
•	105,307 stock units held by participating executive officers under the Company’s Executive Deferred Compensation Plan;

•	146,399 shares held by participating executive officers and their eligible spouses in the Company’s 401(k) Plan & Profit Sharing as of the most recent Plan statement dated February 28, 2007; and
•	2,498,492 shares that may be acquired by the Directors and executive officers and their eligible spouses as a group through stock options exercisable within 60 days after March 14, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance	Based upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that during the fiscal year ended February 3, 2007 all of our Directors and executive officers complied with the filing requirements of Section 16(a) of the Exchange Act, except Linda Toschi

Finn, who filed one report late relating to two open-market sales of shares and James F. Nordstrom, Jr., who filed one report late relating to one open-market sale of shares.

Certain Relationships and Related Transactions

Transactions with Management and Others

The following section describes, since the beginning of the fiscal year ended February 3, 2007: (i) transactions in which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeded or exceeds $120,000 and in which a Director, a director nominee, an executive officer or a security holder known to own more than five percent of Common Stock had, or will have, a direct or indirect material interest.

During the fiscal year ended February 3, 2007, the Company and JBW Aircraft Leasing Company, Inc. (“JBW”), of which John N. Nordstrom, a retired Director, Bruce A. Nordstrom, retired Chairman and father of Blake W. Nordstrom, Peter E. Nordstrom and Erik B. Nordstrom, all executive officers of the Company, and D. Wayne Gittinger, retired Director, are the sole shareholders, leased their respective aircraft to each other. JBW leased its Challenger 601 aircraft to the Company under a Dry Lease at a rate of $2,700 per hour until April 2006, when the rate was increased to $3,100 per hour. The Company used JBW’s aircraft a total of 229 hours and paid JBW $724,510 pursuant to that lease. The Company leased its two aircrafts to JBW under Dry Leases at a rate of $2,700 per hour until April 2006, when the rate was increased to $3,100 per hour, for the Company’s Challenger 601 and at a rate of $2,700 per hour until April 2006, when the rate was increased to $3,100 per hour, for the Company’s Challenger 300. JBW paid the Company $266,150 for 82 hours use during that period. The Dry Lease rates were based on a survey of available lease/charter rates from third parties. The Company believes these arrangements were favorable to the Company, inasmuch as its use of JBW’s aircraft involved no capital investment by the Company.

JBW and its owners paid the Company $198,975 for maintenance services, pilot services, management fees and hangar rent during the fiscal year ended February 3, 2007. These payments exceeded the cost to the Company of providing those services and were based on a survey of similar services and rates available from independent third parties. These rates were increased in January 2006 based upon an updated survey of rates for maintenance services, pilot services, management fees and hangar rent available from independent third parties. In the Company’s opinion, the charges were fair and beneficial to the Company in that the Company was able to employ an additional full-time mechanic and the Company had access to an additional aircraft for business use, when needed.

On June 6, 2006, the Company entered into a Sublease with Hangar Three LLC (“LLC”), a company owned by Blake W. Nordstrom, President of the Company, James F. Nordstrom, Jr., an Executive Vice President of the Company and second cousin of Blake W. Nordstrom, and John N. Nordstrom, a retired Director and Co-Chairman of the Company, and first cousin once removed of Blake W. Nordstrom and uncle James F. Nordstrom, Jr. Under the Sublease, the Company will sublease a portion of a parcel of land leased by the Company from King County, Washington, at the King County International Airport, where LLC will construct a hangar for storage and maintenance of the owners’ personal aircraft. All architectural, project management and construction costs for the hangar, utilities and landscaping improvements will be borne by LLC. In exchange for the subleased premises, LLC will pay the Company a monthly base rent in the form of reimbursement to the Company of its pro-rata share of ground rent paid by the Company to King County, currently estimated to be $5,231.52 per month. LLC will also pay the Company additional rent in the form of reimbursement to the Company of its pro-rata share of maintenance costs of the common areas, currently estimated to be $900 per month plus a 15% management fee. Payment of the base rent and additional rent will commence beginning on the date the subleased premises are delivered to LLC’s contractor, which is anticipated to be in June of 2007.

Tonja M. Kuntz, the wife of Llynn (Len) Kuntz, a former Executive Vice President of the Company, was employed by the Company as a Corporate Merchandise Manager during the fiscal year ended February 3, 2007 at a base salary and performance-based cash bonus totaling $428,913.

Lisa S. O’Neal, the wife of James R. O’Neal, an Executive Vice President of the Company, was employed by the Company as a National Merchandise Manager during the fiscal year ended February 3, 2007 at a base salary and performance-based cash bonus totaling $234,215.

D. Wayne Gittinger, the husband of Anne E. Gittinger, who has beneficial ownership of over 5% of Common Stock, is a partner at Lane Powell PC. Lane Powell PC served as the Company’s outside counsel during the fiscal year ended February 3, 2007 and was paid an aggregate of $1,008,730 for their services.

Services Provided to Retired Co-Chairmen

The Company furnishes office space and the shared services of an administrative assistant to Bruce A. Nordstrom, John N. Nordstrom and John A. McMillan, all former Directors and Co-Chairmen of the Company.

Policies, Procedures and Practices

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. Pursuant to the Company’s Employee Code of Business Conduct and Ethics, and the Directors’ Code of Business Conduct and Ethics, all officers and Directors are required to report actual or potential conflicts of interest to the Corporate Governance and Nominating Committee. Under the Charter of the Corporate Governance and Nominating Committee, the Governance Committee has the authority to review and approve or disapprove any transactions involving Board members and the Company’s executive officers that would be required to be disclosed in the Company’s proxy statement under the applicable rules of the SEC. Board members and the Company’s executive officers are required to present to the Corporate Governance and Nominating Committee specific information with respect to any related party transaction expected to be entered into. After reviewing this information, the Committee will approve such transaction only if the transaction is in the best interests (or not inconsistent with the best interests) of the Company and its shareholders. No member of the Corporate Governance and Nominating Committee participates in any approval of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction to the Committee.

NORDSTROM, INC. C/O CORPORATE SECRETARY 1700 SEVENTH AVENUE - 7TH FLOOR SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 21, 2007. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Nordstrom, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 21, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nordstrom, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

NAME NORDSTROM INC - COMMON NORDSTROM INC - COMMON NORDSTROM INC - COMMON NORDSTROM INC - COMMON NORDSTROM INC - COMMON NORDSTROM INC - COMMON NORDSTROM INC - COMMON NORDSTROM INC - COMMON	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

PAGE 1 OF 2
☒
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NORDO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSTROM, INC.

The Board of Directors recommends a vote FOR all nominees		02	0000000000			214958311655

PROPOSAL 1. ELECTION OF DIRECTORS Nominees:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01 Phyllis J. Campbell	06 Erik B. Nordstrom
02 Enrique Hernandez, Jr.	07 Peter E. Nordstrom
03 Jeanne P. Jackson	08 Philip G. Satre		☐	☐	☐
04 Robert G. Miller	09 Alison A. Winter
05 Blake W. Nordstrom

The Board of Directors recommends a vote FOR Proposal 2	For	Against	Abstain

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

If you are not voting by telephone or Internet, please sign below and return in the envelope provided.

Signature [PLEASE SIGN WITHIN BOX]	Date	P40660	Signature (Joint Owners)	Date	123,456,789,012 655664100 63

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NORDSTROM, INC.

1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1707

The Shareholder(s) of Nordstrom, Inc. named on this proxy card hereby appoint(s) Blake W. Nordstrom and Michael G Koppel, or either of them, with full power of substitution, as Proxy Holders to vote all shares of stock of the Shareholder entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 22, 2007, at 11:00 a.m., Pacific Daylight Time, in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1707, and any adjournment thereof, with all power the Shareholder would possess if personally present. The Proxy Holders will vote as directed by the Shareholder for the proposals to be presented at the meeting. Unless revoked or otherwise directed, the Proxy Holders will vote FOR proposals 1 and 2. If any additional proposals are properly presented at the meeting and any adjournment thereof, the Proxy Holders will vote on such additional proposals in accordance with their discretion.

Notwithstanding the above, if there are shares allocated to the Shareholder’s account in the Nordstrom 401(k) Plan & Profit Sharing (the “Plan”), the Shareholder hereby directs the Nordstrom, Inc. Retirement Committee (the “Retirement Committee”) to confidentially vote all shares as indicated by the Shareholder on the reverse side of this proxy card. If this proxy card is signed and returned without specific instructions for voting, the shares will be voted by the Retirement Committee as provided in the paragraph above. If the Shareholder’s vote of shares held through the Plan is not received by 2:00 p.m. Pacific Daylight Time on May 18, 2007, then the Retirement Committee will vote those shares in the same proportion as Plan shares that have been voted.

Your telephone or Internet vote authorizes the Proxy Holders and/or the Retirement Committee to vote the shares in the same manner as if you marked, signed and returned this proxy card.

IF YOU VOTE VIA TELEPHONE OR INTERNET, YOU DO NOT NEED TO MAIL BACK THIS PROXY CARD.

Address Change/Comments (please print legibly):	______________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side)